SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

ROCKWELL AUTOMATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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December 15, 2003

Dear Shareowner:

You are cordially invited to attend the 2004 Annual Meeting of Shareowners of the Corporation.

The meeting will be held in the Grand Ballroom at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on Wednesday, February 4, 2004, at 10 a.m. (Central Standard Time). At the meeting there will be a current report on the activities of the Corporation followed by discussion and action on the matters described in the Proxy Statement. Shareowners will then have an opportunity to comment on or to inquire about the affairs of the Corporation that may be of interest to shareowners generally.

If you plan to attend the meeting, please request an admittance card in one of the ways described in the box on the last page of the Proxy Statement.

We sincerely hope that as many shareowners as can conveniently attend will do so.

Sincerely yours,

Don H. Davis, Jr.

Chairman of the Board and Chief Executive Officer

Rockwell Automation, Inc.

777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202

Notice of 2004 Annual Meeting of Shareowners

To the Shareowners of

ROCKWELL AUTOMATION, INC.:

      Notice Is Hereby Given that the 2004 Annual Meeting of Shareowners of Rockwell Automation, Inc. will be held in the Grand Ballroom at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on Wednesday, February 4, 2004, at 10 a.m. (Central Standard Time) for the following purposes:

(a)	to elect four members of the Board of Directors of the Corporation with terms expiring at the Annual Meeting in 2007;

(b)	to consider and vote on a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Corporation for fiscal year 2004;

(c)	to consider and vote on a proposal to approve the Corporation’s 2000 Long-Term Incentives Plan, as amended; and

(d)	to transact such other business as may properly come before the meeting.

      Only shareowners of record at the close of business on December 8, 2003 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

William J. Calise, Jr.
Secretary

December 15, 2003

Note: The Board of Directors solicits votes by the execution and prompt return of the accompanying proxy in the enclosed return envelope or by use of the
Corporation’s telephone or Internet voting procedures.

Rockwell Automation, Inc.
Proxy Statement

2004 ANNUAL MEETING

      The 2004 Annual Meeting of Shareowners of Rockwell Automation, Inc. will be held on February 4, 2004, for the purposes set forth in the accompanying Notice of 2004 Annual Meeting of Shareowners. This proxy statement and the accompanying proxy, which are first being sent to shareowners on or about December 19, 2003, are furnished in connection with the solicitation by the Board of Directors of proxies to be used at the meeting and at any adjournment thereof. If a shareowner duly executes and returns a proxy in the accompanying form or uses our telephone or Internet voting procedures to authorize the named proxies to vote the shareowner’s shares, those shares will be voted as specified, and if no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. The proxy and any votes cast using our telephone or Internet voting procedures may be revoked prior to exercise by delivering written notice of revocation to the Secretary of the Corporation, by executing a later dated proxy, by casting a later vote using the telephone or Internet voting procedures or by attending the meeting and voting in person.

      It is our policy to keep confidential all proxy cards, ballots and voting tabulations that identify individual shareowners, except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.

      For shareowners participating in the Mellon Investor Services Program for Rockwell Automation Shareowners (dividend reinvestment and stock purchase plan), the administering bank will vote the shares that it holds for a participant’s account only in accordance with the proxy returned by the participant to the Corporation, or in accordance with instructions given pursuant to our telephone or Internet voting procedures.

      Each holder of Common Stock is entitled to one vote for each share held. On December 8, 2003, the record date for the meeting, the Corporation had outstanding 186,681,765 shares of Common Stock.

ROCKWELL AUTOMATION

      Rockwell Automation is a leading global provider of industrial automation power, control and information solutions. The Corporation was incorporated in 1996 and is the successor to the former Rockwell International Corporation, which was incorporated in 1928, as the result of a tax-free reorganization completed December 6, 1996. The Corporation changed its name to Rockwell Automation, Inc. in February 2002. Our principal executive office is located at 777 East Wisconsin Avenue, Suite 1400, Milwaukee, Wisconsin 53202. Our telephone number is (414) 212-5299 and our website is located at www.rockwellautomation.com.

STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

      The following table shows, as of December 8, 2003, information with respect to the persons known to us, based on statements filed with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Securities Exchange Act or otherwise furnished to us, to be the beneficial owners of more than 5% of any class of the Corporation’s outstanding voting securities.

			Percent
			of
Title of Class	Name and Address of Beneficial Owner	Shares	Class(1)

Common Stock	Wells Fargo Bank, N.A., as Trustee(1) 707 Wilshire Boulevard Los Angeles, CA 90017	16,708,478 (2)	8.9%

(1)	The percent of class owned has been computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.

(2)	Shares are held as trustee under the Corporation’s savings plans for participating employees and former employees of the Corporation or its predecessors. The trustee will vote the shares held on account of participants in such plans in accordance with written instructions from the participants, or instructions from the participants given pursuant to our telephone or Internet voting procedures, and where no instructions are received, as the trustee deems proper. The trustee has no investment power with respect to the shares held on account of participants unless a tender offer is made for the shares and the participant provides no instructions to the trustee.

ELECTION OF DIRECTORS

      The Corporation’s Restated Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with terms extending to the third succeeding Annual Meeting after election. The Restated Certificate of Incorporation provides that the Board shall maintain the three classes so as to be as nearly equal in number as the then total number of directors permits but that no decrease in the number of directors shall shorten the term of any director.

      There are three directors whose terms expire at the 2004 Annual Meeting, each of whom has been designated by the Board as a nominee for election as a director at the 2004 Annual Meeting with a term expiring at the 2007 Annual Meeting. In addition, J. Michael Cook, a director since 2000, whose term expires at the 2006 Annual Meeting, has resigned as a director effective immediately prior to the 2004 Annual Meeting. The Board has designated Keith D. Nosbusch, who has been elected President and Chief Executive Officer of the Corporation effective as of the close of business on February 4, 2004, as an additional nominee for election as a director at the 2004 Annual Meeting with a term expiring at the 2007 Annual Meeting.

      It is intended that proxies in the accompanying form properly executed and returned to our proxy tabulator and shares properly authorized to be voted in accordance with our telephone or Internet voting procedures will be voted at the meeting, unless authority to do so is withheld, for the election as directors of the four nominees specified in Nominees for Directors with Terms Expiring in 2007 below. If for any reason any of those nominees is not a candidate (which is not expected) when the election occurs, it is expected that proxies in the accompanying form or shares properly authorized to be voted in accordance with our telephone or Internet voting procedures will be voted at the meeting for the election of a substitute nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.

INFORMATION AS TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS

      There is shown below for each nominee for director and each continuing director, as reported to the Corporation, the name, age (as of December 15, 2003) and principal occupation; the position, if any, with the Corporation; the period of service as a director of the Corporation (or a predecessor corporation); other directorships held; and the committees of the Board of Directors on which the nominee or continuing director serves.

NOMINEES FOR DIRECTORS WITH TERMS EXPIRING IN 2007

Don H. Davis, Jr. Director Since 1995 Age 64

Chairman of the Board and Chief Executive Officer. Mr. Davis has been Chairman of the Board since February 1998 and Chief Executive Officer since October 1997. Mr. Davis will step down as Chief Executive Officer of the Corporation effective as of the close of business on February 4, 2004. He will remain Chairman of the Board of Directors of the Corporation. Mr. Davis is a director of Apogent Technologies Inc., Ciena Corporation, Illinois Tool Works Inc. and Journal Communications, Inc. He is a member of The Business Council, The Business Roundtable, former Chairman of the Board of Governors of the National Electrical Manufacturers Association and also a director, trustee or member of a number of other business, educational and civic organizations.

William H. Gray, III Director Since 1994 Age 62

President and Chief Executive Officer, The College Fund/ UNCF (Educational Assistance). Mr. Gray is a member of the Board Composition and Governance and the Technology, Environmental and Social Responsibility Committees of the Board. He has been President of The College Fund/ UNCF since September 1991 and senior minister, Bright Hope Baptist Church in Philadelphia since 1972. He served in Congress from 1979 to 1991, as House Majority Whip, Chair of the Democratic Caucus and the House Budget Committee and on the House Appropriations Committee. Mr. Gray is a director of J.P. Morgan Chase & Co., Dell Computer Corporation, Electronic Data Systems Corporation, Pfizer Inc., The Prudential Finance Company of America, Viacom Inc. and Visteon Corporation.

William T. McCormick, Jr. Director Since 1989 Age 59

Retired Chairman of the Board and Chief Executive Officer, CMS Energy Corporation (Diversified Energy). Mr. McCormick is Chairman of the Board Composition and Governance Committee and a member of the Compensation and Management Development Committee of the Board. He served as Chairman of the Board and Chief Executive Officer of CMS Energy Corporation from November 1985 until May 2002. Before joining CMS, he had been Chairman and Chief Executive Officer of American Natural Resources Company and Executive Vice President and a director of its parent corporation, The Coastal Corporation.

Keith D. Nosbusch Director Nominee Age 52

Senior Vice President and President, Rockwell Automation Control Systems. Mr. Nosbusch has been Senior Vice President and President, Rockwell Automation Control Systems since November 1998. He was Senior Vice President — Automation Control and Information Group from February 1996 to November 1998. Mr. Nosbusch has been elected President and Chief Executive Officer of the Corporation effective as of the close of business on February 4, 2004. He is a director of The Manitowoc Company, Inc. Mr. Nosbusch serves as a director or member of a number of business, civic and community organizations.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2005

Bruce M. Rockwell Director Since 1969 Age 64

Retired Executive Vice President, Fahnestock & Co. Inc., member New York Stock Exchange (Investment Banking). Mr. Rockwell is Chairman of the Technology, Environmental and Social Responsibility Committee and a member of the Audit and the Compensation and Management Development Committees of the Board. He joined First of Michigan Corporation in 1961, was elected Senior Vice President in 1983, and was named Vice Chairman, First of Michigan Division of Fahnestock & Co. Inc. in March 1998 following the acquisition of First of Michigan by Fahnestock & Co. He is past chairman of the Municipal Advisory Council of Michigan and past President of the Bond Club of Detroit.

Joseph F. Toot, Jr. Director Since 1977 Age 68

Retired President and Chief Executive Officer, The Timken Company (Tapered Roller Bearings and Specialty Steel). Mr. Toot is Chairman of the Compensation and Management Development Committee and a member of the Board Composition and Governance Committee of the Board. He joined The Timken Company in 1962 and served in various senior executive positions until his election as President in 1979 and Chief Executive Officer in 1992. He retired as President and Chief Executive Officer in December 1997 and then served as Chairman of the Executive Committee — Board of Directors from January 1998 until April 2000. Mr. Toot has served as a director of Timken since 1968. He is also a director of Rockwell Collins, Inc. and a member of the Supervisory Board of PSA Peugeot Citroën.

Kenneth F. Yontz Director Since 2002 Age 59

Chairman of the Board, Apogent Technologies Inc. (Laboratory and Life Sciences Company) and Sybron Dental Specialties Inc. (Dental Supplies, Orthodontic Appliances and Related Products) (successor companies to Sybron International Corporation). Mr. Yontz is a member of the Audit and the Board Composition and Governance Committees of the Board. He served as Chairman, President and Chief Executive Officer of Sybron International Corporation from October 1987 until December 2000. Mr. Yontz serves as a director or member of a number of civic and community organizations.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2006

Betty C. Alewine Director Since 2000 Age 55

Retired President and Chief Executive Officer, COMSAT Corporation (Global Satellite Services and Digital Networking Services and Technology). Ms. Alewine is a member of the Compensation and Management Development and the Technology, Environmental and Social Responsibility Committees of the Board. She joined COMSAT in 1986 as Vice President of Sales and Marketing, and then served as the Vice President and General Manager and in 1994 as President of COMSAT International, the company’s largest operating unit. Ms. Alewine was named Chief Executive Officer of COMSAT in July 1996 and served in that position until the merger of COMSAT and Lockheed Martin Corporation in August 2000. Ms. Alewine is a director of the New York Life Insurance Company and The Brink’s Company. She also serves as a director or member of a number of civic and charitable organizations.

Verne G. Istock Director Since 2003 Age 63

Retired Chairman and President, Bank One Corporation (Financial Holding Company). Mr. Istock is a member of the Audit and the Technology, Environmental and Social Responsibility Committees of the Board. He served as Chairman of the Board of Bank One Corporation from October 1998, following completion of the merger of First Chicago NBD Corporation and Banc One Corporation, until October 1999, and as President of Bank One Corporation from October 1999 until September 2000. He served as Acting Chief Executive Officer of Bank One Corporation from December 1999 until March 2000. He served as Chairman of First Chicago NBD from 1996 to 1998 and as President and Chief Executive Officer of First Chicago NBD from 1995 to 1998. Mr. Istock is a director of Kelly Services, Inc. and Masco Corporation. He also serves as a director or member of a number of civic and community organizations.

David B. Speer Director Since 2003 Age 52

Executive Vice President, Illinois Tool Works Inc. (Engineered Components and Industrial Systems and Consumables). Mr. Speer is a member of the Audit and the Technology, Environmental and Social Responsibility Committees of the Board. Mr. Speer joined Illinois Tool Works in 1978. In October 1995, he was elected Executive Vice President of worldwide construction products businesses and in 2003 assumed similar responsibilities for the company’s Wilsonart businesses. Mr. Speer is a director of CoVest Bancshares, Inc. He is a member of the Chicago Economic Club and the American Management Association and also a director or member of a number of other business and community organizations.

      The Board of Directors recommends that you vote “FOR” the election as directors of the four nominees described above, which is presented as item (a).

BOARD OF DIRECTORS AND COMMITTEES

      The business of the Corporation is managed by or under the direction of the Board of Directors. The Board has established several committees whose principal functions are briefly described below. In the 2003 fiscal year, the Board held seven meetings and acted on two occasions by unanimous written consent in lieu of a meeting. Average attendance by incumbent directors at Board and Committee meetings was 98%, and all of the directors attended 86% or more of the meetings of the Board and the Committees on which they served. The Board has adopted categorical standards to assist it in determining whether its members meet the independence requirements of the New York Stock Exchange. These standards provide that the following relationships are deemed to be immaterial and would not in and of themselves impair a director’s independence:

•	a director or an immediate family member is an executive officer or employee of a company that makes payments to, or receives payments from, the Corporation or any of its subsidiaries for property or services in an amount which in any single fiscal year of the Corporation does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	a director or an immediate family member is an executive officer of another company which is indebted to the Corporation or to which the Corporation is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of each of the Corporation and such other company; or

•	a director serves as an executive officer of a charitable organization and the Corporation’s discretionary charitable contributions (excluding the amount of any matching contributions under the Corporation’s Matching Gifts Program) to the charitable organization in any fiscal year of the Corporation are not more than the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

      The Board has reviewed the independence of its members considering these standards and any other commercial, legal, accounting and familial relationships between the directors and the Corporation and has determined that none of the nine current non-employee directors has a material relationship with the Corporation and each such director meets the independence requirements of the New York Stock Exchange.

      The non-employee directors meet in executive session without the presence of any corporate officer or member of management in conjunction with regular meetings of the Board. A director designated by the non-employee directors chairs the session.

      Certain communications with the non-management directors are handled by the Audit Committee and the Ombudsman of the Corporation. The Ombudsman has been assigned responsibility for the receipt, retention and treatment of reports of concerns received by the Corporation regarding accounting, internal controls or auditing matters. The Ombudsman is required to promptly report to the Audit Committee any reports of questionable accounting or auditing matters received by the Corporation.

      The Audit Committee is composed of five non-employee directors who meet the independence and accounting or financial management expertise standards and requirements of the New York Stock Exchange and the Securities and Exchange Commission (SEC). The Audit Committee assists the Board in overseeing the Corporation’s accounting and financial reporting processes, its internal and disclosure control systems, the integrity and audits of the Corporation’s financial statements, its compliance with legal and regulatory requirements and the independence and performance of its internal and independent auditors. The Audit Committee has the duties and responsibilities set forth in the Audit Committee Charter which include: appointment of independent auditors, subject to shareowner approval; approval of all audit, audit related and permitted non-audit fees and services; review with the independent auditors and management of the annual audited and quarterly financial statements and earnings releases; and review with the independent auditors and management of the quality and adequacy of internal controls. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A. The Audit Committee met six times during the 2003 fiscal year. The Board has determined that each of Messrs. Cook, Istock, Speer and Yontz qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.

      The principal functions of the Board Composition and Governance Committee are to consider and recommend to the Board qualified candidates for election as directors of the Corporation and periodically to prepare and submit to the Board for adoption the Committee’s selection criteria for director nominees. The Committee annually assesses and reports to the Board on the performance of the Board of Directors as a whole and of the individual directors. The Committee also recommends to the Board the members of the Committees of the Board and the Guidelines on Corporate Governance applicable to the Corporation. The Committee, which is composed of five non-employee directors who meet the independence requirements of the New York Stock Exchange, met three times during the 2003 fiscal year. The Committee will consider nominees for director recommended by shareowners. Shareowners wishing to recommend director candidates for consideration by the Committee can do so by writing to the Secretary of the Corporation at its World Headquarters in Milwaukee, Wisconsin, giving the candidate’s name, biographical data and qualifications. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

      The four members of the Compensation and Management Development Committee are non-employee directors who meet the independence requirements of the New York Stock Exchange and are ineligible to participate in any of the plans or programs which are administered by the Committee, except the 2003 Directors Stock Plan and 1995 Directors Stock Plan. The principal functions of the Compensation and Management Development Committee are to evaluate the performance of the Corporation’s senior executives and plans for management succession and development, review the design and competitiveness of the Corporation’s compensation plans, fix salaries of corporate officers and review the salary plan for other executives in senior general management positions, review and approve corporate goals and objectives and determine the CEO’s compensation level, and administer the Corporation’s incentive, deferred compensation and long-term incentives plans (including stock option plans) pursuant to the terms of the respective plans. The Committee met four times during the 2003 fiscal year.

      The Technology, Environmental and Social Responsibility Committee is composed of five non-employee directors. The Committee reviews and assesses the Corporation’s technological activities as well as its policies and practices in the following areas: employee relations, with emphasis on equal employment opportunity and advancement; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations including programs for and contributions to health, educational, cultural and other social institutions. The Committee met twice during the 2003 fiscal year.

      During the 2003 fiscal year, non-employee directors of the Corporation received an annual retainer of $66,750, of which $39,750 was paid in cash and $27,000 was paid by delivery of restricted shares of Common Stock, for Board service, together with a retainer for service on each Board committee at the annual rate of $7,500 ($10,000 for the Chairman) for service on the Audit Committee; $4,000 ($5,000 for the Chairman) for service on the Compensation and Management Development and the Board Composition and Governance Committees; and $2,000 ($3,000 for the Chairman) for service on the Technology, Environmental and Social Responsibility Committee. The cash portion of the annual retainer paid during the

2003 fiscal year reflects an increase from $33,000 to $60,000 effective July 1, 2003. Each non-employee director also received a grant of 400 shares of Common Stock immediately after the Annual Meeting of Shareowners on February 5, 2003. On the same date, each non-employee director received a grant of options to purchase 1,000 shares of Common Stock pursuant to the 2003 Directors Stock Plan. In accordance with the 2003 Directors Stock Plan, the options (i) were granted at an exercise price of $22.76 per share, the closing market price on the date of grant, and (ii) become exercisable in three substantially equal installments on the first, second and third anniversaries of the grant date. On February 5, 2003, two new non-employee directors also received a grant of options to purchase 7,000 shares of Common Stock at an exercise price of $22.76 per share pursuant to the 2003 Directors Stock Plan. The options are subject to the same terms and conditions as the other options granted on the same date. The average of retainer fees (including the annual stock grants) paid to or deferred by non-employee directors for the 2003 fiscal year was $86,682 (determined by valuing the February 2003 stock grant at $22.76 per share, the closing price on the date the shares were issued). In addition, the stock options granted under the 2003 Directors Stock Plan to each director to whom a grant was made had a fair value of $5.26 per option share, based on the Black-Scholes option pricing methodology using the following assumptions and inputs: options exercised after 5 years, expected stock price volatility of 0.30, dividend yield of 2.90% and an interest rate of 3.135%. The interest rate represents the zero coupon Treasury bond rate with a maturity date approximately 5 years from the grant date.

      Under the terms of the directors’ deferred compensation plan, a director may elect to defer all or part of the cash payment of retainer fees until such time as shall be specified, with interest on deferred amounts accruing quarterly at 120% of the federal long-term rate set each month by the Secretary of the Treasury. In addition, under the 2003 Directors Stock Plan, each director has the opportunity each year to defer all of the annual grant of shares and all or any portion of the cash retainers by electing to receive restricted shares valued at the closing price on the New York Stock Exchange — Composite Transactions on the date of the annual grant and the date each retainer payment would otherwise be made in cash.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors has furnished the following report:

      The Audit Committee assists the Board in overseeing and monitoring the integrity of the Corporation’s financial reporting process, the Corporation’s compliance with legal and regulatory requirements, its internal control and disclosure control systems, the integrity and audits of its financial statements, the qualifications and independence of its independent auditors, and the performance of its internal and independent auditors. The roles and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board, which is attached as Appendix A to this proxy statement. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval.

      The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2003, the Audit Committee:

•	Reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2003 with management and Deloitte & Touche LLP (D&T), the Corporation’s independent auditors;

•	Discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit; and

•	Received written disclosures and the letter from D&T regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee discussed with D&T its independence.

      The Audit Committee considered the non-audit services provided by D&T in fiscal year 2003 and determined that the provision of those services is compatible with and does not impair the independent auditor’s independence. The Audit Committee pre-approves all audit and permitted non-audit services performed by D&T.

      In fulfilling its responsibilities, the Audit Committee met with the internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s financial reporting. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

      Based on the Audit Committee’s review of the audited financial statements and discussions with management and D&T, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 for filing with the SEC.

      The Audit Committee has selected D&T as auditors of the Corporation for the fiscal year ending September 30, 2004, subject to the approval of shareowners.

Audit Committee

J. Michael Cook, Chairman
Verne G. Istock
Bruce M. Rockwell
David B. Speer
Kenneth F. Yontz

OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

      The following table shows the beneficial ownership, reported to us as of October 31, 2003, of the Corporation’s Common Stock, including shares as to which a right to acquire ownership within 60 days exists (for example, through the exercise of stock options) of each director, each nominee for director, each executive officer listed in the table on page 10 and of such persons and other executive officers as a group.

	Beneficial Ownership on
	October 31, 2003

			Percent of
Name	Shares(1)		Class(2)

Betty C. Alewine	14,170	(3,4)	—
J. Michael Cook	19,604	(3,4)	—
Don H. Davis, Jr.	1,703,097	(4,5,6)	—
William H. Gray, III	21,498	(3,4)	—
Verne G. Istock	3,207	(3)	—
William T. McCormick, Jr.	27,055	(3,4)	—
Bruce M. Rockwell	50,015	(3,4)	—
David B. Speer	3,654	(3)	—
Joseph F. Toot, Jr.	35,916	(3,4)	—
Kenneth F. Yontz	47,068	(3,4)	—
Michael A. Bless	123,860	(4,5)	—
William J. Calise, Jr.	522,582	(4,5)	—
Keith D. Nosbusch	755,504	(4,5)	—
Joseph D. Swann	215,177	(4,5)	—
All of the above and other executive officers as a group (23 persons)	4,141,898	(4,5)	2.2%

(1)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(2)	The shares owned by each person, and by the group, and the shares included in the number of shares outstanding have been adjusted, and the percentage of shares owned (where such percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act.

(3)	Includes 7,030; 12,589; 8,765; 1,807; 7,637; 7,637; 2,754; 8,837 and 4,002 shares granted as restricted stock under the 1995 and 2003 Directors Stock Plans or otherwise as compensation for services as directors for Ms. Alewine and Messrs. Cook, Gray, Istock, McCormick, Rockwell, Speer, Toot and Yontz, respectively.

(4)	Includes shares which may be acquired upon the exercise of outstanding stock options within 60 days as follows: 6,665; 5,915; 1,602,470; 11,018; 11,018; 4,666; 15,879; 2,666; 105,570; 493,418; 736,030; 184,687; and 3,725,408 for Ms. Alewine and Messrs. Cook, Davis, Gray, McCormick, Rockwell, Toot, Yontz, Bless, Calise, Nosbusch, Swann, and the group, respectively. Does not include 174,766 shares which may be acquired on exercise of outstanding options granted to Mr. Davis that have been assigned to or for the benefit of family members and are not attributable to him pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act.

(5)	Includes shares held under the Corporation’s savings plan as of October 31, 2003. Does not include 24,860; 2,945; 3,601; 2,338; 5,073; and 40,638 share equivalents for Messrs. Davis, Bless, Calise, Nosbusch, Swann, and the group, respectively, held under the Corporation’s supplemental savings plan as of October 31, 2003.

(6)	Includes 14,166 shares granted as restricted stock in partial payment of a bonus for fiscal year 1995 and a long-term incentive payment earned for a three-year performance period ended September 30, 1995 and 7,792 and 17,500 shares granted as restricted stock in partial payments of bonuses for fiscal years 1997 and 1999, respectively.

EXECUTIVE COMPENSATION

      There is shown below information concerning the annual and long-term compensation for services in all capacities to the Corporation for the fiscal years ended September 30, 2003, 2002 and 2001, of (i) the chief executive officer of the Corporation and (ii) the other four most highly compensated executive officers of the Corporation at September 30, 2003 (the Named Officers):

Summary Compensation Table

								All Other
	Annual Compensation				Long-Term Compensation			Compensation(1)

					Awards		Payouts

					Restricted
				Other	Stock	Stock	Long-Term
				Annual	Awards	Options	Incentive
Name and Principal Position	Year	Salary	Bonus(2)(3)	Compensation	(Shares)	(Shares)(4)	Payouts

Don H. Davis, Jr.	2003	$927,000	$1,000,000	$50,757	—	350,000	—	$27,810
Chairman of the Board and	2002	920,354	750,000	44,257	—	350,000	—	34,789
Chief Executive Officer	2001	900,000	—	34,053	—	330,000	—	54,000

Michael A. Bless	2003	344,231	300,000	23,429	—	85,000	—	10,327
Senior Vice President and	2002	324,996	220,000	29,047	—	80,000	—	9,900
Chief Financial Officer(5)	2001	278,875	—	37,233	—	24,750	—	8,520

William J. Calise, Jr.	2003	460,451	315,000	39,916	—	85,000	—	13,833
Senior Vice President,	2002	444,876	297,000	37,823	—	85,000	—	16,816
General Counsel and Secretary	2001	426,667	—	38,471	—	82,500	—	25,600

Keith D. Nosbusch	2003	484,447	425,000	34,540	—	125,000	—	14,533
Senior Vice President	2002	429,499	300,000	32,728	—	125,000	—	16,235
and President, Rockwell	2001	410,000	—	37,397	—	120,000	—	24,600
Automation Control Systems

Joseph D. Swann	2003	362,147	150,000	31,926	—	90,000	—	10,864
Senior Vice President	2002	317,011	250,000	34,957	—	90,000	—	11,983
and President, Rockwell	2001	310,000	—	16,503	—	60,000	—	18,600
Automation Power Systems(6)

(1)	Amounts contributed or accrued for the Named Officers under the Corporation’s savings plans and related supplemental savings plans.

(2)	Amounts awarded under the Annual Incentive Compensation Plan for Senior Executive Officers (Senior Officers Incentive Plan).

(3)	In fiscal year 2002, the bonuses for the Named Officers include amounts awarded under the Senior Officers Incentive Plan and separate additional amounts awarded due to the adverse effect on the determination of available funds under the Senior Officers Incentive Plan as a result of the Corporation’s required adoption of SFAS No. 142, which was not contemplated when the Plan was adopted.

(4)	Shares subject to options granted in fiscal year 2001 were adjusted on June 29, 2001 to preserve the intrinsic value of options for shares of Common Stock of the Corporation following the pro-rata distribution of shares of Rockwell Collins, Inc. These adjustments are not reflected in the table.

(5)	Vice President from February 2001 through June 2001; Vice President, Finance—Rockwell Automation Control Systems prior thereto. In August 2003, Mr. Bless announced his intention to resign as an officer of the Corporation after the new chief financial officer is elected and there is a period for transition.

(6)	Vice President of the Corporation prior to June 2001.

OPTION GRANTS

      Shown below is further information on grants to the Named Officers of stock options pursuant to the 2000 Long-Term Incentives Plan (2000 Plan) during the fiscal year ended September 30, 2003, which are reflected in the Summary Compensation Table on page 10. All options were granted on October 7, 2002 and no stock appreciation rights were granted during fiscal year 2003.

					Grant Date
Individual Grants					Value

	Number of
	Securities	Percentage of
	Underlying	Total Options
	Options	Granted to	Exercise or		Grant Date
	Granted	Employees in	Base Price	Expiration	Present
Name	(Shares)(1)	Fiscal 2003	(Per Share)	Date	Value(2)

Don H. Davis, Jr.	350,000	12.14%	$15.50	10/7/12	$1,022,000
Michael A. Bless	85,000	2.95	15.50	10/7/12	248,200
William J. Calise, Jr.	85,000	2.95	15.50	10/7/12	248,200
Keith D. Nosbusch	125,000	4.34	15.50	10/7/12	365,000
Joseph D. Swann	90,000	3.12	15.50	10/7/12	262,800

(1)	Exercisable in three substantially equal installments beginning October 7, 2003.

(2)	These values are based on the Black-Scholes option pricing model which produces a per share option value of $2.92, computed using the following assumptions and inputs: options exercised 5 years from the grant date, expected stock price volatility of 0.30, dividend yield of 4.26% and an interest rate of 2.572%. The interest rate represents the zero coupon Treasury bond rate with a maturity date approximately 5 years from the date the options were granted. The actual value, if any, the executive officers may realize from these options will depend solely on the gain in stock price over the exercise price when the options are exercised.

     The Black-Scholes option pricing methodology, on which the present value of the stock options granted to the Named Officers is based, attempts to portray the value of an option at the date of grant. While the options have no value if the stock price does not increase, were the $2.92 present value of the possible future gains on the options granted October 7, 2002 used to derive a future stock price at the end of the 5 year period when it is assumed the options would be exercised, the shareowners of the approximately 186 million shares outstanding on the grant date of those options (assuming that number of shares remains outstanding) would realize aggregate appreciation of approximately $616 million compared to aggregate appreciation on the options for the Named Officers of approximately $2.4 million (assuming that they hold their options or the shares acquired on exercise thereof for the whole 5 year period).

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

      Shown below is information with respect to (i) exercises by the Named Officers during fiscal 2003 of options to purchase the Corporation’s Common Stock granted under the 2000 Plan, the 1995 Long-Term Incentives Plan (1995 Plan) or the 1988 Long-Term Incentives Plan (1988 Plan), and (ii) the unexercised options to purchase the Corporation’s Common Stock granted to the Named Officers in fiscal 2003 and prior years under any of those plans and held by them at September 30, 2003.

			Number of Unexercised		Value of Unexercised
			Options Held at		In-the-Money Options Held
	Shares		September 30, 2003(1)		at September 30, 2003(1)(2)
	Acquired on	Value
Name	Exercise(1)	Realized(1)	Exercisable	Unexercisable	Exercisable		Unexercisable

Don H. Davis, Jr.	207,446	$3,459,344	1,295,803(3)	766,668	$16,763,368	(3)	$8,484,016
Michael A. Bless	84,897	1,117,681	45,070	152,084	469,923		1,728,329
William J. Calise, Jr.	33,178	503,376	418,417	187,502	5,140,112		2,072,735
Keith D. Nosbusch	—	—	583,894	354,540	6,953,541		3,879,050
Joseph D. Swann	253,753	3,358,494	90,287	223,103	1,268,447		2,470,731

(1)	Does not include options or shares acquired on exercise of options for shares of Rockwell Collins, Inc. and Conexant Systems, Inc. issued in connection with the anti-dilution adjustments made June 29, 2001 and December 31, 1998, respectively, to options for the Corporation’s Common Stock following the pro-rata distribution of shares of Rockwell Collins, Inc. and Conexant Systems, Inc.

(2)	Based on the closing price on the New York Stock Exchange—Composite Transactions of the Corporation’s Common Stock on September 30, 2003 ($26.25).

(3)	Excludes 174,766 exercisable options with a value of $1,175,955 that were granted to Mr. Davis and assigned to or for the benefit of family members and are not attributable to him pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of September 30, 2003 about Common Stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or directors under all of the Corporation’s existing equity compensation plans, including the Corporation’s 2000 Plan, 1995 Plan, 1988 Plan, 2003 Directors Stock Plan and 1995 Directors Stock Plan.

			Number of Securities
			Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance under
	be Issued upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (excluding
	Outstanding Options,	Options, Warrants	Securities reflected in
	Warrants and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by shareowners	16,803,826 (1)	$14.87	5,387,302(2)
Equity compensation plans not approved by shareowners	56,000 (3)	16.30	—

Total	16,859,826	$14.88	5,387,302

(1)	Represents outstanding options under the 1988 Plan, 1995 Plan, 2000 Plan, 2003 Directors Stock Plan and 1995 Directors Stock Plan.

(2)	Includes 4,916,308 and 470,994 shares available for future issuance under the 2000 Plan and the 2003 Directors Stock Plan, respectively.

(3)	On July 31, 2001, each non-employee director received a grant of options to purchase 7,000 shares of Common Stock at an exercise price of $16.05 per share pursuant to Board resolutions. On February 6, 2002, a new non-employee director received a grant of options to purchase 7,000 shares of Common Stock at an exercise price of $18.05 per share pursuant to Board resolutions. The options become exercisable in substantially equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation and Management Development Committee of the Board of Directors has furnished the following report on executive compensation:

Compensation Philosophy

      Under the Committee’s supervision, the Corporation has developed and implemented compensation policies, plans and programs intended to “pay for performance”. The Committee sets base salaries generally somewhat below the median of other major U.S. industrial companies, and provides opportunity for above-median compensation through the Corporation’s annual and long-term incentive plans which depend heavily on corporate, business unit and individual performance. The Committee considers the total compensation (earned or potentially available) of each of the Named Officers and the other senior executives in establishing each element of compensation. In its review the Committee considers industry, peer group and national surveys of other major U.S. industrial companies and performance judgments as to the past and expected future contributions of the individual senior executives. To assist in this process, the Committee has engaged an independent executive compensation consulting firm, which is directly accountable to the Committee.

Executive Stock Ownership

      The Committee believes the focus on “pay for performance” is sharpened by aligning closely the financial interests of the Corporation’s key executives with those of shareowners. Accordingly, it has set minimum Ownership Guidelines for executives.

      The minimum Ownership Guidelines (multiple of base salary) are as follows:

Common Stock
Market Value

Chief Executive Officer	5
Major Business Unit Heads and Senior Vice Presidents	3
Other Business Unit Heads and other Senior Executives	1.5

      Shares owned directly (including restricted shares) or through the Corporation’s savings plans (including share equivalents under the Corporation’s supplemental savings plans) and the after-tax value of shares subject to vested unexercised stock options over the option exercise price are considered for determining whether an executive meets the Guidelines, except that not more than 50% of the Guidelines can be met by the after-tax value of unexercised vested options. At September 30, 2003, the 18 executives subject to the Guidelines owned an aggregate of 311,429 shares (including share equivalents under the Corporation’s supplemental savings plans) of the Corporation’s Common Stock, with an aggregate market value of $8.2 million at September 30, 2003. The ownership by 28% of the executives meets the Guidelines. All of the executives who do not meet the Guidelines had received a significant promotion or had been hired within the past five years and thus were within the transition period for meeting the Guidelines. The Corporation has determined that if a senior executive subject to the Guidelines is not making appropriate progress to meet the Guidelines, the executive’s future stock option grants will be adversely affected.

Components of Compensation

      • Base Salary— The Committee reviewed and approved the Chief Executive Officer’s base salary, and an annual salary plan for the Corporation’s other senior executives, near the beginning of the 2003 fiscal year and periodically during the fiscal year for new officers.

      • Annual Incentives— In the early part of each fiscal year, the Committee reviews with the Chief Executive Officer the Corporate Goals and Objectives. These include measurable financial return and shareowner value creation objectives as well as long-term leadership goals that in part require more subjective assessments. After the end of the year, the Committee evaluates the Corporation’s performance and considers the results together with the contributions made by and the levels of responsibility of the individual executives in awarding annual incentive compensation. The incentive compensation for executives responsible for the management of business units is largely determined by the extent to which the respective business unit achieves goals established at the beginning of each year tailored to the particular business unit.

      The following table shows the Corporation’s performance against its principal 2003 financial goals:

Performance Measure	Goal	Performance Achieved

Revenue	$4.0 billion	$4.1 billion
Earnings per share	$1.15	$1.51 ($1.14 without tax benefit (1))
Free cash flow(2)	100% of net income	151% of net income(3)

Return on invested capital(4)	13% pre-tax	13% pre-tax

(1)	Excludes benefit of $69 million (37 cents per share) related to a settlement of a U.S. federal research and experimentation credit refund claim and related matters.

(2)	Free cash flow is an internal performance measure defined as cash provided by operating activities, reduced by capital expenditures. For a numerical reconciliation of cash provided by operating activities to free cash flow, see our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, which accompanies this proxy statement and is also available on our website.

(3)	Calculated using free cash flow divided by net income before tax benefit.

(4)	The Corporation defines return on invested capital as the percentage resulting from dividing (a) income from continuing operations before accounting change and before interest expense, income tax expense and goodwill and purchase accounting items by (b) average invested capital for the year. Invested capital is defined as the sum of short-term debt, long-term debt, shareowners’ equity, cumulative write-downs of goodwill and intangibles required under SFAS No. 142, and accumulated amortization of goodwill and other intangible assets, minus cash.

     • Long-Term Incentives— The Corporation’s 2000 Long-Term Incentives Plan provides the flexibility to grant long-term incentives in a variety of forms, including performance units, stock options, stock appreciation rights and restricted stock. Annually, the Committee evaluates the type of long-term incentive it believes is most likely to achieve the Corporation’s total compensation objectives.

      In fiscal 2003, long-term incentives for all senior and middle-management executives were provided solely through stock option grants, and those grants were generally made near the beginning of the fiscal year. The Committee believes that stock option grants meet the objectives of the long-term incentive plans, including particularly the alignment of management’s interests with those of the shareowners.

      • Compensation Deductibility— Internal Revenue Code Section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid in that year to any of its Named Officers unless the compensation is “performance based”. Grants of stock options and awards under the Annual Incentive Compensation Plan for Senior Executive Officers are considered “performance based” compensation. Since the Committee retains discretion with respect to base salaries and other annual incentive compensation awards, those elements would not qualify as “performance based” compensation for these purposes. It is anticipated that all fiscal year 2003 compensation to the Named Officers will be fully deductible under Section 162(m).

Compensation of the Chairman of the Board and Chief Executive Officer

      Mr. Davis’ base salary is $927,000. This is unchanged from his 2002 base salary. His total annual cash compensation continues to be substantially dependent on annual incentive compensation tied to the Committee’s assessment of his and the Corporation’s performance. In determining Mr. Davis’ annual incentive compensation for 2003, the Committee concluded that under his leadership in 2003 the Corporation had performed exceptionally well against its financial goals in spite of continued softness in the market for capital goods. In addition, the Committee recognized the market share gains made by the Corporation’s Control Systems business (its largest business) and the substantial gain in shareowner return performance during the 2003 fiscal year which resulted in an increase in market capitalization of $1.8 billion (see the Shareowner Return Performance Presentation on Page 15). Based on the foregoing, the Committee awarded Mr. Davis $1,000,000 in incentive compensation.

      At the beginning of fiscal 2003, the Committee granted Mr. Davis options for 350,000 shares, the same number as granted for fiscal 2002. The Committee considered information on Mr. Davis’ total compensation and historical information regarding his long-term compensation opportunities, as well as Mr. Davis’ past and expected future contributions to the Corporation’s achievement of its long-term performance goals.

      The Board in Executive Session (when Mr. Davis was not present), as provided in the Corporation’s Guidelines on Corporate Governance, received and discussed the Committee’s evaluation of the Corporation’s and Mr. Davis’ performance in the 2003 fiscal year.

Compensation and Management Development Committee

Joseph F. Toot, Jr., Chairman
Betty C. Alewine
William T. McCormick, Jr.
Bruce M. Rockwell

SHAREOWNER RETURN PERFORMANCE PRESENTATION

      Set forth below is a line graph comparing the cumulative total shareowner return on the Corporation’s Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Electrical Components & Equipment Index for the period of five fiscal years which commenced October 1, 1998 and ended September 30, 2003, assuming in each case a fixed investment of $100 at the respective closing prices on September 30, 1998 and reinvestment of all dividends.

Comparison of Five-Year Cumulative Total Return*

Rockwell Automation, S&P Composite-500 & S&P Electrical Components & Equipment

 The cumulative total returns on Rockwell Automation Common Stock and each index as of each September 30, 1998-2003 plotted in the above graph are as follows:

	1998	1999	2000	2001	2002	2003

Rockwell Automation*	$100.00	$179.28	$105.93	$125.77	$144.27	$239.57
S&P Composite—500	100.00	127.80	144.78	106.24	84.47	105.08
S&P Electrical Components & Equipment	100.00	145.59	196.83	135.39	122.90	169.67
Dividends per common share during fiscal year ended September 30	1.02	1.02	1.02	0.93	0.66	0.66

*	Includes the reinvestment of all dividends in Rockwell Automation common stock, including the value of the dividends related to receipt of 0.5 share of Conexant common stock on January 4, 1999; and the receipt of 1 share of Rockwell Collins common stock on June 29, 2001.

RETIREMENT PLANS

      The following table shows the estimated annual retirement benefits payable on a straight life annuity basis to participating employees, including officers, in the earnings and years of service classifications indicated, under the Corporation’s retirement plans which cover most officers and other salaried employees on a non-contributory basis. Such benefits reflect a reduction to recognize in part the Corporation’s cost of Social Security benefits related to service for the Corporation. Our plans also provide for the payment of benefits to an employee’s surviving spouse or other beneficiary.

Average	Estimated Annual Retirement Benefit at Age 65 in 2004 for Years of Service Indicated
Annual
Earnings	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

$500,000	$65,713	$131,481	$197,195	$209,145	$221,096	$233,046	$254,845	$286,095
750,000	99,038	198,156	297,195	315,395	333,596	351,796	386,095	432,970
1,000,000	132,363	264,831	397,195	421,645	446,096	470,546	517,345	579,845
1,500,000	199,013	398,181	597,195	634,145	671,096	708,046	779,845	873,595
2,000,000	265,663	531,531	797,195	846,645	896,096	945,546	1,042,345	1,167,345
2,500,000	332,313	664,881	997,195	1,059,145	1,121,096	1,183,046	1,304,845	1,461,095
3,000,000	398,963	798,231	1,197,195	1,271,645	1,346,096	1,420,546	1,567,345	1,754,845

      Covered compensation includes salary and annual bonus. The calculation of retirement benefits under the plans generally is based upon average earnings for the highest five years of the ten years preceding retirement. The credited years of service for Messrs. Davis, Bless, Calise, Nosbusch and Swann are 41, 7, 10, 30, and 35.

      Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Corporation has a nonqualified supplemental pension plan which authorizes the payment out of general funds of the Corporation of any benefits calculated under provisions of the applicable retirement plan which may be above the limits under these sections.

OTHER ARRANGEMENTS

      In June 2001, the Corporation entered into change of control agreements with each of the Named Officers and with certain other executives. Each agreement has a term of three and one-half years and becomes effective upon a “change of control” of the Corporation during that term. Each agreement provides for the continuing employment of the executive for three years after the change of control on conditions no less favorable than those in effect before the change of control. If the executive’s employment is terminated by the Corporation without “cause” or if the executive terminates his employment for “good reason” within that three year period, the executive is entitled to severance benefits equal to a multiple of his annual compensation, including bonus, and continuation of other benefits for a number of years equal to the multiple. The multiple is 3 for each of the Named Officers and 3 or 2 for the other executives. In addition, if the executive terminates his own employment for any reason during a 30-day window period beginning one year after the change of control, the executive is also entitled to these severance benefits. The executives are entitled to an additional payment, if necessary, to make them whole as a result of any excise tax imposed by the Internal Revenue Code on these change of control payments, unless the safe harbor amount above which the excise tax is imposed is not exceeded by more than 10%, in which event the payments will be reduced to avoid the excise tax.

      In order to maintain continuity, the Corporation offered to all employees on the corporate staff who had previously relocated from Costa Mesa, California, to Milwaukee, Wisconsin, the same lay-off and relocation package offered to all such corporate employees who left the Corporation’s employ in connection with the Rockwell Collins spin-off, provided they remain in the Corporation’s employ until September 30, 2004 and cease employment on such date. Included in this group are Messrs. Bless and Calise who, if they meet the requirements of the offer, would be entitled to the payment of twenty-four months of base salary. Notwithstanding that Mr. Bless will resign as an officer of the Corporation during the second quarter of fiscal 2004, the Corporation has agreed to waive the requirement that he continue employment until September 30, 2004.

      The Named Officers participate in the Corporation’s non-qualified supplemental pension plan, supplemental savings plan and deferred compensation plan. The Corporation has established a master rabbi trust relating to these non-qualified plans. The master rabbi trust requires that, upon a change of control of the Corporation, the Corporation fund the trust in a cash amount equal to the unfunded accrued liabilities of these non-qualified plans as of such time.

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

      The Audit Committee has selected the firm of Deloitte & Touche LLP (D&T) as the auditors of the Corporation for the fiscal year ending September 30, 2004, subject to the approval of the shareowners. D&T, and its predecessors, have acted for the Corporation, and its predecessors, as auditors since 1934.

      Before the Audit Committee selected D&T, it carefully considered the qualifications of that firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing. Representatives of D&T are expected to be present at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

Audit Fees

      The following table sets forth the aggregate fees for services provided by D&T for the fiscal years ended September 30, 2003 and 2002 (in millions):

	Year Ended
	September 30,

	2003	2002(1)

Audit Fees
Year-end Audit	$2.5	$2.3
Statutory Audits	1.2	1.1

Audit Related Fees
Employee Benefit Plan Audits	0.2	0.2
Acquisitions and Divestitures	0.6	0.2

Tax Fees
Compliance	1.2	2.9
Other Consulting	0.5	3.0

All Other Fees(2)	0.1	0.1

Total	$6.3	$9.8

(1)	Reflects final amounts paid.

(2)	All other fees related to Sarbanes-Oxley Act consulting, training, and foreign language translation.

     The Audit Committee considered and determined that the provision of non-audit services by D&T was compatible with maintaining the firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

      The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the independent auditors. The Audit Committee must pre-approve all audit (including audit related) services and permitted non-audit services provided by the independent auditors in accordance with the pre-approval policies and procedures established by the Audit Committee.

      The Audit Committee annually approves the scope and fee estimates for the year-end audit, statutory audits and employee benefit plan audits to be performed by the Corporation’s independent auditors for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. At each Audit Committee meeting, the

Corporate Controller reports to the Audit Committee regarding the aggregate fees for which the independent auditor has been engaged for such engagements, projects and categories of services compared to the approved amounts.

      The Board of Directors recommends that you vote “FOR” the Proposal to Approve the Selection of D&T as Auditors, which is presented as item (b).

PROPOSAL TO APPROVE THE 2000 LONG-TERM INCENTIVES PLAN, AS AMENDED

      The 2000 Plan was originally adopted by the Board of Directors on December 1, 1999 and approved by the shareowners on February 2, 2000. The Board of Directors (with Mr. Davis, the only director eligible to participate in the 2000 Plan, not voting) adopted amendments to the 2000 Plan on December 3, 2003, subject to approval by the shareowners of the Corporation at the Annual Meeting.

      You are being asked to consider and approve at the meeting the Corporation’s 2000 Plan, as amended (as so amended, the Amended 2000 Plan), which includes changes from the existing 2000 Plan to:

•	increase the maximum number of shares of Common Stock of the Corporation (Shares) available for issuance from 16 million to 24 million to provide the Corporation with a sufficient reserve of Shares for future awards;

•	increase the maximum number of Shares that may be granted as restricted stock from 1 million to 4 million;

•	increase the maximum number of Shares of restricted stock available for awards to a single participant during any five years from 250,000 to 1 million;

•	revise the amendment provisions to provide that shareowner approval will be required for any amendment that increases the number of Shares available for awards under the Amended 2000 Plan, materially increases the benefits accruing to participants under the Amended 2000 Plan, or makes any material revision to the Amended 2000 Plan, or to the extent such approval is necessary to comply with any tax or regulatory requirement applicable to the Amended 2000 Plan, including applicable requirements of the New York Stock Exchange; and

•	adjust the method of determining the amount of withholding to be paid in respect of option shares issued upon cashless exercise.

      As of October 31, 2003, options to purchase 11,452,238 Shares and 4,100 Shares of restricted stock were outstanding under the 2000 Plan, and 2,082,253 Shares remained available for future awards under the 2000 Plan. In addition, as of October 31, 2003, options to purchase 258,593 and 7,108,539 Shares were outstanding under the Corporation’s 1988 and 1995 Long-Term Incentives Plans, respectively, and 8,205 Shares of restricted stock were outstanding under the 1995 Long-Term Incentives Plan. No further awards may be granted under the 1988 and 1995 Long-Term Incentives Plans.

      The complete text of the Amended 2000 Plan, marked to show changes from the existing 2000 Plan, is set forth in Appendix B to this proxy statement, and shareowners are urged to review it together with the following information.

      The following is a summary of certain material features of the Amended 2000 Plan.

      The purpose of the Amended 2000 Plan is to foster creation of and enhance shareowner value by linking the compensation of employees to increases in the price of the Corporation’s stock or by offering the incentives of long-term monetary rewards to employees of the Corporation or its business units directly linked to their contribution to shareowner value, thus providing means by which persons of outstanding abilities can be attracted, motivated and retained.

      Under the Amended 2000 Plan, the number of Shares which may be delivered upon exercise of options or upon grant or in payment of other awards under the Amended 2000 Plan may not exceed 24 million Shares, provided that the total number of Shares that may be issued or transferred for awards other than stock options or stock appreciation rights may not exceed an aggregate of 12 million Shares. No more than 4 million Shares may be granted as restricted stock under the Amended 2000 Plan. Under the Amended

2000 Plan, no single participant may receive, during any five years, (i) options for more than 2.5 million Shares, (ii) 1 million Shares of restricted stock or (iii) stock purchase awards for more than 1 million Shares. In addition, the maximum amount of compensation that may be paid to any one participant with respect to performance units for any one performance period is $5 million. Shares to be delivered under the Amended 2000 Plan may be either authorized but unissued shares of Common Stock or treasury shares. On December 1, 2003, the closing price of the Common Stock as reported in the New York Stock Exchange Composite Transactions was $33.97.

      The Amended 2000 Plan will be administered by the Compensation and Management Development Committee (the Committee), which consists of four members of the Board of Directors who are not eligible to participate in the Amended 2000 Plan. In order to meet the requirements of Internal Revenue Code Section 162(m), however, no member of the Committee who is not an “outside director” as defined for purposes of that section and regulations thereunder will participate in the Committee’s action on proposed grants under the Amended 2000 Plan. In addition, the Board of Directors has authority to perform all functions of the Committee under the Amended 2000 Plan.

      The persons to whom grants are made under the Amended 2000 Plan (Participants) will be selected from time to time by the Committee in its sole discretion from among employees (which is defined to include “leased employees” and consultants) of the Corporation and its subsidiaries. Although the Amended 2000 Plan permits the Committee to grant awards to consultants and “leased employees”, it has not done so. In selecting Participants and determining the type and amount of their grants, the Committee may consider recommendations of the Chief Executive Officer of the Corporation and will take into account such factors as the Participant’s level of responsibility, performance, performance potential, level and type of compensation and potential value of grants under the Amended 2000 Plan.

      The Amended 2000 Plan permits grants to be made from time to time as stock options, which may be incentive stock options eligible for special tax treatment or nonqualified stock options, stock appreciation rights, restricted stock, performance units and stock purchase awards. Any of these types of awards (except stock options or stock appreciation rights, which stock options are deemed to be performance-based) may be granted as performance compensation awards intended to qualify as performance-based compensation for purposes of Section 162(m). In addition, the Amended 2000 Plan authorizes establishment of supplementary plans applicable to employees subject to the tax laws of countries outside the United States.

      Since it is within the discretion of the Committee to determine which employees will receive grants under the Amended 2000 Plan and the type and amount thereof, these matters cannot be specified at present. While all of the approximately 21,500 employees of the Corporation and its subsidiaries are eligible under the literal terms of the Amended 2000 Plan to receive grants under the Amended 2000 Plan, it is presently contemplated (and has been the Committee’s practice under the 2000 Plan) that grants of stock options, and to a lesser extent if at all, grants of restricted stock and stock appreciation rights, would be made to primarily senior and middle managers and other professionals, including Mr. Davis and the other Named Officers, which currently includes approximately 800 employees.

      While the benefits that will be received by or allocated to employees under the Amended 2000 Plan cannot be determined precisely, the following information on grants of stock options made on October 6, 2003 under the 2000 Plan may be generally indicative of annual grants under the Amended 2000 Plan. Set forth below is information on grants made on October 6, 2003 of options to purchase Shares pursuant to the 2000 Plan to (i) the Named Officers, (ii) the Named Officers and all other executive officers as a group, (iii) non-executive directors as a group, and (iv) employees (other than executive officers) as a group.

	Shares Underlying
Name and Position	Options Granted(1)	Grant Date Value(2)

Don H. Davis, Jr.	350,000	$2,383,500
Chairman of the Board and Chief
Executive Officer
Michael A. Bless	—	—
Senior Vice President and
Chief Financial Officer(3)
William J. Calise, Jr.	85,000	578,850
Senior Vice President, General
Counsel and Secretary
Keith D. Nosbusch	150,000	1,021,500
Senior Vice President and President,
Rockwell Automation Control Systems
Joseph D. Swann	90,000	612,900
Senior Vice President and President, Rockwell Automation Power Systems
Executive Officers as a Group	914,500	6,227,745
Non-Executive Directors as a Group(4)	—	—
All Employees (other than Executive Officers) as a Group	1,922,250	13,090,523

(1)	The options have an exercise price of $27.75 per Share and vest in three substantially equal annual installments beginning October 6, 2004.

(2)	Valued under the Black-Scholes option pricing methodology, which produces a per option share value of $6.81 using the following assumptions and inputs: options exercised after 5 years, expected stock price volatility and dividend yield of 0.30 and 2.38%, respectively, and an interest rate of 3.138%, which was the zero coupon 5 year Treasury bond rate at time of grant. The actual value, if any, the employee may realize from these options will depend solely on the gain in stock price over the exercise price when the options are exercised. While the options have no value if the stock price does not increase, were the $6.81 present value of the options converted into a future stock price at the end of the 5 year period when it is assumed the options would be exercised, the shareowners of the approximately 186 million Shares outstanding on the grant date of those options (assuming that number of Shares remains outstanding) would realize aggregate appreciation of $1.5 billion compared to aggregate appreciation on the options of $5.4 million and $7.3 million for the Named Officers and all executive officers as a group, respectively (assuming that they held their options or the Shares acquired on exercise thereof for the whole 5 year period).

(3)	Mr. Bless did not receive options on October 6, 2003 due to his pending resignation. In lieu thereof, the Corporation will be making a payment of $175,000 to him.

(4)	Directors who are not employees of the Corporation are not eligible for awards under the Amended 2000 Plan.

Awards

      The Amended 2000 Plan authorizes grants to Participants of stock options, which may be either incentive stock options eligible for special tax treatment or non-qualified stock options, stock appreciation rights, restricted stock, performance units, stock purchase awards or performance compensation awards.

      (a) Stock Options. Under the provisions of the Amended 2000 Plan authorizing the grant of stock options, (i) the option price may not be less than the fair market value of the Shares at the date of grant, (ii) stock options may not be exercised after ten years from the date of grant, (iii) the aggregate fair market value (determined as of the date the option is granted) of the Shares for which any employee may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed the maximum permitted under the Internal Revenue Code (presently $100,000), and (iv) at the time of exercise of a stock option, the option price must be paid in full in cash or in Shares or in a combination of cash and Shares. The Amended 2000 Plan permits the Committee to prescribe in the award agreement for each grant any other terms and conditions of that grant, including but not limited to exercisability upon termination of a Participant’s employment. Generally, options vest in three substantially equal annual installments beginning one year from the grant date.

      (b) Stock Appreciation Rights. The Amended 2000 Plan permits the grant of stock appreciation rights related to a stock option (a tandem SAR), either at the time of the option grant or thereafter during the term of the option, or the grant of stock appreciation rights separate and apart from the grant of an option (a freestanding SAR). Tandem SARs permit an optionee, upon exercise of such rights, and surrender of the related option to the extent of an equivalent number of Shares, to receive a payment equal to the excess of the fair market value (on the date of exercise) of the portion of the option so surrendered over the option price of such Shares. Freestanding SARs entitle the grantee, upon exercise of such rights, to receive a payment equal to the excess of the fair market value (on the date of exercise) of all or part of a designated number of Shares over the fair market value of such Shares on the date such rights were granted. Such payment may be made in Shares (valued on the basis of the fair market value of the Shares on the date of exercise of the stock appreciation rights), or in cash or partly in cash and partly in Shares, as the Committee may determine.

      (c) Restricted Stock. Under the Amended 2000 Plan, the Committee may also grant Shares, subject to specified restrictions, including but not limited to achievement of one or more specific goals related to the performance of the Corporation, a business unit or the Participant over a specified period of time. Grants of restricted stock are subject to forfeiture if the prescribed conditions are not met. During the restricted period, Shares of restricted stock have all the attributes of outstanding Shares, but the Committee may provide that dividends and any other distributions on the Shares be accumulated, with or without interest, or reinvested in additional Shares during the restricted period. As and to the extent that Shares of restricted stock are no longer subject to forfeiture, certificates therefor and any dividends withheld by the Corporation will be delivered to the grantee.

      (d) Performance Units. The Amended 2000 Plan authorizes the Committee to grant performance units denominated in cash, the amount of which is based on the achievement of one or more specific goals with respect to the Corporation, a business unit or the Participant over a specified period of time of at least one fiscal year. The Committee may adjust (up or down) the performance measure, to omit the effect of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and the effect of changes in accounting principles. Earned payouts of performance units, which may not exceed $5 million for any one Participant with respect to any one performance period, will be paid in cash unless the Committee decides that payment should be in Shares or a combination of Shares and cash.

      (e) Stock Purchase Awards. The Committee may grant stock purchase awards entitling a Participant to purchase, with a loan from the Corporation, a specified number of Shares at their fair market value on the date of purchase. Loans made to Participants with respect to stock purchase awards will be evidenced by interest-bearing promissory notes, secured by a pledge of the Shares purchased and with recourse to the Participant. The Committee may forgive all or part of any stock purchase award loan on such terms as it determines, including but not limited to achievement of one or more specified goals with respect to performance of the Corporation, a business unit or the Participant over a specified period of time.

      (f) Performance Compensation Awards. Under the Amended 2000 Plan, the Committee may designate any award (other than a grant of stock options or stock appreciation rights, which stock options are in any event deemed to be performance-based) at the time of its grant as a performance compensation award to qualify payment of the award under Section 162(m) of the Internal Revenue Code. If the Committee does so, it must establish a performance period, performance measure, performance goals and performance formula for the award within 90 days after the beginning of the performance period. The Committee may not adjust the performance measure, performance goals or performance period unless after any such adjustment the award would continue to qualify as performance-based compensation under Section 162(m). Under the Amended 2000 Plan, performance measure is defined as one or more of the following selected by the Committee to measure the performance of the Corporation, a business unit of the Corporation or both for a performance period: basic or diluted earnings per share; revenue; operating income, earnings before or after interest, taxes, depreciation or amortization; return on capital; return on equity; return on assets; cash flow; working capital; stock price; or total shareowner return.

      Under the Amended 2000 Plan, awards may not be granted after November 30, 2009.

Tax Matters

      The following is a brief summary of advice received from counsel to the Corporation regarding the principal United States federal income tax consequences of benefits under the Amended 2000 Plan under present law and regulations:

      (a) Incentive Stock Options. The grant of an incentive stock option will not result in any immediate tax consequences to the Corporation or the optionee. An optionee will not recognize taxable income, and the Corporation will not be entitled to any deduction, upon the timely exercise of an incentive stock option, but the excess of the fair market value of the Shares acquired over the option price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee does not dispose of the Shares acquired within one year after their receipt (and within two years after the option was granted), gain or loss recognized on the subsequent disposition of the Shares will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of ordinary income. In the event of an earlier disposition, the optionee will recognize taxable ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the Shares on the date of exercise over the option price; or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, the Corporation will be entitled to a deduction in the same amount and at the same time as the optionee recognizes such taxable ordinary income.

      (b) Nonqualified Stock Options. The grant of a nonqualified stock option will not result in any immediate tax consequences to the Corporation or the optionee. Upon the exercise of a nonqualified stock option, the optionee will recognize taxable ordinary income, and the Corporation will be entitled to a deduction, equal to the difference between the option price and the fair market value of the Shares acquired at the time of exercise.

      (c) Stock Appreciation Rights. The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to the Corporation or the grantee. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any Shares received will constitute ordinary income to the grantee. The Corporation will be entitled to a deduction in the same amount and at the same time, subject to the limitations of Section 162(m) of the Internal Revenue Code.

      (d) Restricted Stock. An employee normally will not recognize taxable income upon an award of restricted stock, and the Corporation will not be entitled to a deduction, until the termination of the restrictions. Upon such termination, the employee will recognize taxable ordinary income in an amount equal to the fair market value of the Shares at that time, plus the amount of the dividends and interest thereon to which the employee then becomes entitled. However, an employee may elect to recognize taxable ordinary income in the year the restricted stock is awarded in an amount equal to its fair market value at that time, determined without regard to the restrictions. The Corporation will be entitled to a deduction in the same amount and at the same time as the employee realizes income, subject to the limitations of Section 162(m) of the Internal Revenue Code.

      (e) Performance Units. Any cash and the fair market value of any Shares received in connection with the grant of a Performance Unit under the Amended 2000 Plan will constitute ordinary income to the employee in the year in which paid, and the Corporation will be entitled to a deduction in the same amount. If the employee is then a covered employee under Section 162(m) of the Internal Revenue Code, any portion of the payout of performance units which, together with other non-performance based compensation, exceeds $1 million will not be deductible by the Corporation, subject to the limitations of Section 162(m) of the Internal Revenue Code.

      (f) Stock Purchase Awards. The grant of a Stock Purchase Award and the acquisition of Shares pursuant to such an award will not result in any immediate tax consequences to an employee or to the Corporation. Upon the sale of the Shares acquired pursuant to the Stock Purchase Award, an employee will recognize capital gain or loss equal to the difference between the amount received on the sale and the purchase price of the Shares. Interest payable by an employee pursuant to a Stock Purchase Award will be deductible by the employee to the extent permitted by law and the Corporation will accrue ordinary income equal to the amount of interest payable.

      (g) Payouts of Performance Compensation Awards. The designation of an award of restricted stock or the grant of a performance unit or stock purchase award as a performance compensation award will not change the tax treatment described above to an employee who receives such an award or grant. Such a designation will, however, enable such award or grant to qualify as performance-based compensation not subject to the $1 million limitation on deductible compensation under Section 162(m) of the Internal Revenue Code.

      Applicable taxes required by law will be withheld from all amounts paid in satisfaction of an award. The amount of the withholding will generally be determined with reference to the closing sale price of the Shares as reported in the New York Stock Exchange—Composite Transactions on the date of determination. Under the Amended 2000 Plan, the amount of withholding to be paid in respect of nonqualified options exercised through the cashless method in which all Shares are immediately sold will be determined by reference to the price at which the Shares are sold.

Other

      During the period that stock appreciation rights are outstanding, the Corporation will accrue as an expense the amount, if any, by which the fair market value of the Shares as to which stock appreciation rights are expected to be exercised exceeds the exercise price of any related option Shares or the fair market value on the date of grant of the designated number of Shares for freestanding SARs. The Amended 2000 Plan permits grants of SARs to be made with respect to only 100,000 shares. The Committee has not granted any SARs and presently intends to grant SARs only in rare cases.

      In the event any change in or affecting Shares occurs, the Board of Directors may make appropriate amendments to or adjustments in the Amended 2000 Plan or grants made thereunder, including changes in the number of Shares which may be issued or transferred under the Amended 2000 Plan and the number of Shares and price per Share subject to outstanding options and stock appreciation rights.

      The Amended 2000 Plan permits the agreements governing any awards under the Amended 2000 Plan to include a change of control contingency in order to maintain the rights of participants in the event of a change of control of the Corporation. The Committee presently intends to include (and it has been the Committee’s practice under the 2000 Plan to include) such contingencies in most awards with the effect that in the event of a change of control of the Corporation, all outstanding stock options and stock appreciation rights then outstanding would become fully exercisable whether or not otherwise then exercisable; the restrictions on all Shares granted as restricted stock would lapse; and all payouts of performance units would be deemed to be fully earned based on assumed completion of all performance periods and attainment of all performance goals for the performance units. A change of control as defined in the Amended 2000 Plan is deemed to occur under the same circumstances as provided in Article III, Section 13(I)(1) of the Corporation’s By-Laws.

      The Board of Directors may at any time amend, suspend or terminate the Amended 2000 Plan or grants made thereunder. It may not, however (except in making amendments and adjustments in the event of changes in or affecting Shares) (i) without the consent of the person affected, impair the rights of the holder of any award other than as provided for or contemplated in the award agreement or (ii) without the approval of shareowners, materially increase the benefits accruing to participants under the Amended 2000 Plan, make any material revision to the Amended 2000 Plan or make any change in the Amended 2000 Plan that would require shareowner approval under any tax or regulatory requirement applicable to the Amended 2000 Plan, including applicable requirements of the New York Stock Exchange. Under present tax and regulatory requirements, shareowner approval would be required, among other things, to change the class of persons eligible to receive incentive stock options under the Amended 2000 Plan, or to increase the number of Shares that may be issued or transferred under the Amended 2000 Plan. In no event may the Board or the Committee reprice underwater stock options (those whose option exercise price is greater than the fair market value of the Shares covered by the options) by reducing the option exercise price, canceling the options and granting replacement options or otherwise.

      The Board of Directors recommends that you vote “FOR” the Proposal, which is presented as item (c).

VOTE REQUIRED

      The four nominees for election as directors to serve until the 2007 Annual Meeting of Shareowners who receive the greatest number of votes cast for the election of directors at the meeting by the holders of the Corporation’s Common Stock entitled to vote at the meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes. An affirmative vote of the holders of a majority of the voting power of the Corporation’s Common Stock present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is necessary to approve the actions proposed in items (b) and (c) of the accompanying Notice of 2004 Annual Meeting of Shareowners.

      Under Delaware law and the Corporation’s Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all shareowners present in person or represented by proxy at the meeting, whether those shareowners vote “for”, “against” or abstain from voting (including broker non-votes), will be counted for purposes of determining the minimum number of affirmative votes required for approval of items (b) and (c) and the total number of votes cast “for” those matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting or a broker non-vote on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of directors (assuming a quorum is present) and has the same legal effect as a vote “against” any other matter even though the shareowner or interested parties analyzing the results of the voting may interpret such a vote differently.

OTHER MATTERS

      The Board of Directors does not know of any other matters which may be presented at the meeting. The Corporation’s By-Laws required notice by November 7, 2003 for any matter to be brought before the meeting by a shareowner. In the event of a vote on any matters other than those referred to in items (a), (b) and (c) of the accompanying Notice of 2004 Annual Meeting of Shareowners, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act requires the Corporation’s executive officers and directors, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than ten percent shareowners are required by Securities and Exchange Commission regulation to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

      Based solely on our review of the copies of such forms that we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for specified fiscal years, we believe that all our officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 2003.

ANNUAL REPORTS

      Our Annual Report to Shareowners, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended September 30, 2003, was mailed to shareowners with this proxy statement.

SHAREOWNER PROPOSALS FOR ANNUAL MEETING IN 2005

      To be eligible for inclusion in the Corporation’s proxy statement, shareowner proposals for the 2005 Annual Meeting of Shareowners must be received on or before August 18, 2004 by the Office of the Secretary at our World Headquarters, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration of the shareowners at the 2005 Annual Meeting of Shareowners to notify the Corporation’s Secretary in writing at the address listed in the preceding sentence on or after October 8, 2004 and on or before November 7, 2004. If the number of directors to be elected to the Board at the 2005 Annual Meeting of Shareowners is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the increased size of the Board on or before October 28, 2004, a shareowner proposal with respect to nominees for any new position created by such increase will be considered timely if received by the Corporation’s Secretary by not later than the tenth day following such public announcement by the Corporation.

EXPENSES OF SOLICITATION

      The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally, or by telephone, facsimile or e-mail, by a few regular employees of the Corporation without additional compensation. We have hired Morrow & Co., Inc. for $7,500 plus associated costs and expenses, to assist in the solicitation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

December 15, 2003

Appendix A

ROCKWELL AUTOMATION, INC.

AUDIT COMMITTEE CHARTER

(December 3, 2003)

Purpose

      The Audit Committee has been constituted by the Board of Directors to assist the Board in overseeing (1) the accounting and financial reporting processes of the Corporation, (2) the internal control and disclosure control systems of the Corporation, (3) the integrity and audits of the financial statements of the Corporation, (4) the compliance by the Corporation with legal and regulatory requirements, (5) the qualifications and independence of the Corporation’s independent auditors, and (6) the performance of the Corporation’s internal audit function and independent auditors.

Composition and Qualifications

      The Audit Committee shall consist of at least three members of the Board of Directors, one of whom shall be designated the chairman, and each of whom shall meet the independence, qualification and experience requirements of the New York Stock Exchange (NYSE), Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (Exchange Act), and the rules and regulations of the Securities and Exchange Commission (SEC), subject to applicable effective dates and transition periods for compliance. At least one member of the Audit Committee must qualify as an “audit committee financial expert” as defined by the SEC. If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board of Directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee and this determination will be disclosed in the annual meeting proxy statement. The members and the chairman of the Audit Committee shall be appointed by the Board of Directors on the recommendation of the Board Composition and Governance Committee. Members of the Audit Committee may be replaced by the Board of Directors.

      The Audit Committee shall meet at least four times a year and shall make regular reports to the Board of Directors. The Audit Committee shall have the authority, without seeking approval from the Board of Directors, to retain independent legal, financial, accounting or other advisors. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

      The only compensatory fees that members of the Audit Committee may receive from the Corporation shall be fees for service as a member of the Board of Directors and any Board committees, and such other amounts that may be permitted under the Exchange Act (and the rules promulgated thereunder) and the rules of the NYSE.

Duties and Responsibilities

      The Audit Committee shall have the sole authority to appoint or replace the independent auditors (subject, if applicable, to shareowner ratification) and approve all audit engagement fees and terms. The Audit Committee shall be directly responsible for the compensation, retention and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The independent auditors shall report directly to the Audit Committee.

      The Audit Committee shall preapprove all audit (including audit-related) services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by the independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to one or more of its members the authority to preapprove audit (including audit-related) and permitted non-audit services, provided that decisions of any such member to preapprove shall be presented to the full Audit Committee at its next scheduled meeting. Any approval by the Audit Committee of non-audit services to be performed by the independent auditors shall be disclosed to investors in the Corporation’s annual meeting proxy statement and Annual Report on Form 10-K filed with the SEC.

      The Corporation shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report, or performing other audit, review or attest services, compensation to any advisors employed by the Audit Committee, and ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

      The Audit Committee shall:

Financial Statement and Disclosure Matters

1. Review and discuss the Corporation’s annual audited financial statements with management and the independent auditors, including the Corporation’s disclosures made in management’s discussion and analysis of financial condition and results of operations, prior to the filing of the Annual Report on Form 10-K.

2. Recommend to the Board of Directors whether the annual audited financial statements should be included in the Corporation’s Annual Report on Form 10-K. Prepare and submit the audit committee report as required by the SEC to be included in the Corporation’s annual meeting proxy statement.

3. Review with management and the independent auditors (a) significant issues regarding accounting and auditing principles and practices and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and any major issues as to the adequacy of the Corporation’s internal and disclosure controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/ or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including analyses of the effect of alternative Generally Accepted Accounting Principles (GAAP) methods on the Corporation’s financial statements; and (c) the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, on the Corporation’s financial statements.

4. Review, by at least a majority of the members of the Audit Committee, with management and the independent auditors, of the quarterly earnings news releases prior to issuance.

5. Review, by at least a majority of the members of the Audit Committee or the Chairman of the Audit Committee, with management and the independent auditors, of the Corporation’s quarterly report on Form 10-Q. This shall include the Corporation’s quarterly financial statements and the disclosures made in management’s discussion and analysis of financial condition and results of operations. This review shall occur prior to the filing of the Quarterly Report on Form 10-Q.

6. Discuss periodically with management financial information and earnings guidance provided to analysts and rating agencies for the Corporation. This responsibility may be performed generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made). The Audit Committee need not discuss in advance each instance in which the Corporation may provide financial information, including earnings guidance, to analysts and rating agencies.

7. Discuss periodically with management any use of “pro forma”, or “adjusted” non-GAAP, information (i.e., non-GAAP financial measures) that may be included in a Form 10-K, Form 10-Q, earnings release or financial information or earnings guidance provided to analysts and rating agencies. This responsibility may be performed generally (i.e., by discussing the types of information to be disclosed).

8. Meet periodically to review with management and the independent auditors their views on the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s financial risk assessment and financial risk management policies. Discuss guidelines and policies to govern the process by which financial risk assessment and management is undertaken.

9. Review, prior to the CEO and CFO quarterly or annual report certification submission to the SEC, (a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information; (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal control over financial reporting; and (c) whether or not there was any change in internal control over financial reporting that occurred during the Corporation’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Corporation’s internal control over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.

Oversight of Independent Auditors

10. Receive and review reports from the independent auditors at least annually regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Corporation. Evaluate the qualifications, performance and independence of the independent auditors, including reviewing and evaluating the lead partner of the independent auditors, considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management and internal auditors, and present its conclusions with respect to the independent auditors to the Board of Directors.

11. Review and discuss reports from the independent auditors related to (a) all critical accounting policies and practices used by the Corporation; (b) material alternative treatments of financial information permitted by GAAP that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (c) other material written communications between the independent auditors and management such as any management letter or schedule of unadjusted differences before the independent auditors’ quarterly or annual report on the financial statements of the Corporation is filed with the SEC.

12. Ensure compliance with all audit partner rotation requirements required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13. Review and approve the Corporation’s policies for any hiring of employees or former employees of the independent auditors.

14. Meet with the independent auditors to review and approve the scope of the annual audit and quarterly reviews.

15. Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated.

16. Discuss with the independent auditors the matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90 relating to the conduct of the audit.

17. Review with the independent auditors any difficulties the auditors may have encountered in the course of the audit or review work; any accounting adjustments that were noted or proposed by the independent auditors but were “passed” (as immaterial or otherwise); and any management or internal control letter issued or proposed to be issued by the independent auditors and the Corporation’s response to that letter, including any restrictions on the scope of independent auditors’ activities or access to required information, and any significant changes to the audit plan and any disagreements with management, which if not satisfactorily resolved, would have affected the independent auditors’ opinion.

Oversight of Internal Audit Function

18. Review the appointment of, and periodically review the performance and compensation of, the General Auditor.

19. Review with the Corporation’s General Auditor:

(a) the internal audit department responsibilities, budget and staffing;

(b) and approve, the scope of the annual internal audit plan;

(c) any comments the General Auditor may have on major issues related to the internal audit activities or restrictions, if any, imposed on them; and

(d) any significant findings of internal audits and management’s responses.

20. Discuss with the independent auditors and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

21. Obtain reports from management, the General Auditor and the independent auditors that the Corporation and its subsidiary and controlled affiliated entities are in conformity with applicable legal requirements and the Corporation’s standards of business conduct and conflict of interest policies. Advise the Board of Directors with respect to the Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s standards of business conduct and conflict of interest policies.

22. Review with the Corporation’s General Counsel legal matters that may have a material effect on the financial statements, the Corporation’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

23. Meet periodically with the Corporation’s senior executive officers, the Corporation’s General Auditor, the Corporation’s Ombudsman and the independent auditors in separate executive sessions.

24. Review and approve the Corporation’s procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

25. Review management’s report related to the effectiveness of the internal control over financial reporting and the independent auditors’ report attesting to, and reporting on, the internal control assessment made by management.

26. Report regularly to the Board of Directors, and review with the Board of Directors, any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the qualifications, performance and independence of the independent auditors, or the performance of the internal audit department.

Other Responsibilities

27. Review any other matter brought to its attention within the scope of its duties and report to the Board of Directors as appropriate.

28. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

29. Annually review its own performance.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These duties are the responsibility of management and the independent auditors.

Appendix B

ROCKWELL AUTOMATION, INC.

2000 LONG-TERM INCENTIVES PLAN

(As Amended ~~Effective September 4, 2002~~ February 4, 2004)

Section 1: Purpose

      The purpose of the Plan is to promote the interests of the Corporation (as defined in Section 2) and its shareowners by providing incentive compensation opportunities to assist in (i) attracting, motivating and retaining Employees (as defined in Section 2) and (ii) aligning the interests of Employees participating in the Plan with the interests of the Corporation’s shareowners.

Section 2: Definitions

      As used in the Plan, the following terms shall have the respective meanings specified below.

a. “Award” means an award granted pursuant to Section 4.

b. “Award Agreement” means a document described in Section 6 setting forth the terms and conditions applicable to the Award granted to the Participant.

c. “Board of Directors” means the Board of Directors of the Corporation, as it may be comprised from time to time.

d. “Change of Control” means any of the following:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Corporation (the “Outstanding Rockwell Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Rockwell Voting Securities”); provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Corporation, (x) any acquisition by the Corporation, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (z) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2(d); or

(ii) Individuals who, as of December 1, 1999, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to that date whose election, or nomination for election by the Corporation’s shareowners, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Rockwell Common Stock and Outstanding Rockwell Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Rockwell Common Stock and Outstanding Rockwell Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Corporate Transaction; or

(iv) Approval by the Corporation’s shareowners of a complete liquidation or dissolution of the Corporation.

e. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

f. “Committee” means the Compensation and Management Development Committee of the Board of Directors, as it may be comprised from time to time.

g. “Corporation” means Rockwell Automation, Inc. and any successor thereto.

h. “Covered Employee” means a covered employee within the meaning of Code Section 162(m)(3).

i. “Dividend Equivalent” means an amount equal to the amount of cash dividends payable with respect to a share of Stock after the date specified in an Award Agreement with respect to an Award settled in Stock or an Award of Restricted Stock.

j. “Employee” means an individual who is an employee or a leased employee of, or a consultant to, the Corporation or a Subsidiary, but excludes members of the Board of Directors who are not also employees of the Corporation or a Subsidiary.

k. “Exchange Act” means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

l. “Executive Officer” means an Employee who is an executive officer of the Corporation as defined in Rule 3b-7 under the Exchange Act as it may be amended from time to time.

m. “Fair Market Value” means the closing sale price of the Stock as reported in the New York Stock Exchange—Composite Transactions (or if the Stock is not then traded on the New York Stock Exchange, the closing sale price of the Stock on the stock exchange or over-the-counter market on which the Stock is principally trading on the relevant date) on the date of a determination (or on the next preceding day the Stock was traded if it was not traded on the date of a determination).

n. “Incentive Stock Option” means an Option (or an option to purchase Stock granted pursuant to any other plan of the Corporation or a Subsidiary) intended to comply with Code Section 422.

o. “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

p. “Option” means an option to purchase Stock granted pursuant to Section 4(a).

q. “Participant” means (i) Any Employee who has been granted an Award; (ii) any Employee (a Continuing Rockwell Collins Participant) as of the opening of business on the Rockwell Collins Distribution Date who then held one or more outstanding Awards and who on or before the close of business on the Rockwell Collins Distribution Date remained or became an employee of Rockwell Collins or any of its subsidiaries, but only for purposes of determining such an Employee’s rights with respect to his or her outstanding Awards and only so long as such an Employee shall remain an employee of Rockwell Collins or any of its subsidiaries; and (iii) any Employee (a Continuing Rockwell

Science Center Participant) as of the opening of business on the Rockwell Collins Distribution Date who then held one or more outstanding Awards and who on or before the close of business on the Rockwell Collins Distribution Date remained or became an employee of Rockwell Science Center or any of its subsidiaries, but only for purposes of determining such an Employee’s rights with respect to his or her outstanding Awards and only so long as such an Employee shall remain an employee of Rockwell Science Center or any of its subsidiaries.

r. “Performance Goal” means the level of performance, whether absolute or relative to a peer group or index, established by the Committee as the performance goal with respect to a Performance Measure. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

s. “Performance Formula” means, for a Performance Period, one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained with respect to one or more Performance Goals. Performance Formulas may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

t. “Performance Measure” means one or more of the following selected by the Committee to measure the performance of the Corporation, a business unit (which may but need not be a Subsidiary) of the Corporation or both for a Performance Period: basic or diluted earnings per share; revenue; operating income; earnings before or after interest, taxes, depreciation or amortization; return on capital; return on equity; return on assets; cash flow; working capital; stock price and total shareholder return. Each such measure shall be determined in accordance with generally accepted accounting principles as consistently applied by the Corporation and, if so determined by the Committee at the time the Award is granted and to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

u. “Performance Period” means one or more periods of time (of not less than one fiscal year of the Corporation), as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s rights in respect of an Award.

v. “Plan” means this 2000 Long-Term Incentives Plan as adopted by the Corporation and in effect from time to time.

w. “Rockwell Collins” means Rockwell Collins, Inc., a Delaware corporation, and any successor thereto.

x. “Rockwell Collins Distribution Date” means the Distribution Date as defined in the Distribution Agreement, dated as of June 29, 2001, by and among Rockwell, Rockwell Collins and Rockwell Science Center relating, among other things, to the distribution of shares of Rockwell Collins Common Stock to Rockwell’s shareowners.

y. “Rockwell Science Center” means Rockwell Scientific Company LLC, a Delaware limited liability company, and any successor thereto.

z. “SAR” means a stock appreciation right granted pursuant to Section 4(b).

aa. “Stock” means shares of Common Stock, par value $1 per share, of the Corporation or any security of the Corporation issued in substitution, exchange or lieu thereof.

bb. “Subsidiary” means (i) any corporation or other entity in which the Corporation, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity and (ii) any corporation or other entity in which the Corporation has a significant equity interest and which the Committee has determined to be considered a Subsidiary for purposes of the Plan.

Section 3: Eligibility

      The Committee may grant one or more Awards to any Employee designated by it to receive an Award.

Section 4: Awards

      The Committee may grant any one or more of the following types of Awards, and any such Award may be granted by itself, together with another Award that is linked and alternative to the Award with which it is granted or together with another Award that is independent of the Award with which it is granted:

a. Options. An Option is an option to purchase a specific number of shares of Stock exercisable at such time or times and subject to such terms and conditions as the Committee may determine consistent with the provisions of the Plan, including the following:

(i) The exercise price of an Option shall not be less than 100% of the Fair Market Value of the Stock on the date the Option is granted, and no Option may be exercisable more than 10 years after the date the Option is granted.

(ii) The exercise price of an Option shall be paid in cash or, at the discretion of the Committee, in Stock or in a combination of cash and Stock. Any Stock accepted in payment of the exercise price of an Option shall be valued at its Fair Market Value on the date of exercise.

(iii) No fractional shares of Stock will be issued or accepted. The Committee may impose such other conditions, restrictions and contingencies with respect to shares of Stock delivered pursuant to the exercise of an Option as it deems desirable.

(iv) Incentive Stock Options shall be subject to the following additional provisions:

A. No grant of Incentive Stock Options to any one Employee shall cover a number of shares of Stock whose aggregate Fair Market Value (determined on the date the Option is granted), together with the aggregate Fair Market Value (determined on the respective date of grant of any Incentive Stock Option) of the shares of Stock covered by any Incentive Stock Options which have been previously granted under the Plan or any other plan of the Corporation or any Subsidiary and which are exercisable for the first time during the same calendar year, exceeds $100,000 (or such other amount as may be fixed as the maximum amount permitted by Code Section 422(d)).

B. No Incentive Stock Option may be granted under the Plan after November 30, 2009.

C. No Incentive Stock Option may be granted to an Employee who on the date of grant is not an employee of the Corporation or a corporation that is a subsidiary of the Corporation within the meaning of Code Section 424(f).

b. Stock Appreciation Rights (SARs). A SAR is the right to receive a payment measured by the increase in the Fair Market Value of a specified number of shares of Stock from the date of grant of the SAR to the date on which the Participant exercises the SAR. SARs may be (i) freestanding SARs or (ii) tandem SARs granted in conjunction with an Option, either at the time of grant of the Option or at a later date, and exercisable at the Participant’s election instead of all or any part of the related Option. The payment to which the Participant is entitled on exercise of a SAR may be in cash, in Stock valued at Fair Market Value on the date of exercise or partly in cash and partly in Stock, as the Committee may determine.

c. Restricted Stock. Restricted Stock is Stock that is issued to a Participant subject to restrictions on transfer and such other restrictions on incidents of ownership as the Committee may determine, including but not limited to the achievement of one or more specific goals with respect to performance of the Corporation, a business unit (which may but need not be a Subsidiary) of the Corporation or that Participant over a specified period of time. Subject to the specified restrictions, the Participant as owner of those shares of Restricted Stock shall have the rights of the holder thereof, except that the Committee may provide at the time of the Award that any dividends or other distributions paid with respect to that Stock while subject to those restrictions shall be accumulated, with or without interest, or reinvested in Stock and held subject to the same restrictions as the Restricted Stock and such other terms and conditions as the Committee shall determine. Shares of Restricted Stock shall be registered in the name of the Participant and, at the Corporation’s sole discretion, shall be held in book entry form subject to the Corporation’s instructions or shall be evidenced by a certificate, which shall bear an appropriate restrictive legend, shall be subject to appropriate stop-transfer orders and shall be held in custody by the Corporation until the restrictions on those shares of Restricted Stock lapse.

d. Performance Units. A Performance Unit is an Award denominated in cash, the amount of which may be based on the achievement of one or more specific goals with respect to performance of the Corporation, a business unit (which may but need not be a Subsidiary) of the Corporation or the Participant to whom the Performance Units are granted over a specified period of time. The maximum amount of compensation that may be paid to any one Participant with respect to Performance Units for any one Performance Period shall be $5 million. The payout of Performance Units may be in cash, in Stock, valued at Fair Market Value on the payout date (or at the sole discretion of the Committee, the day immediately preceding that date), or partly in cash and partly in Stock, as the Committee may determine.

e. Stock Purchase Awards. A Stock Purchase Award is the right to purchase, with a loan from the Corporation, a specific number of shares of Stock at their Fair Market Value on the date of such purchase, subject to such terms and conditions as the Committee may determine consistent with the Plan. Each such loan shall be evidenced by the Participant’s promissory note, which shall (i) be payable to the Corporation as determined by the Committee, (ii) be secured by a pledge of the Stock purchased with the loan, (iii) be recourse with respect to the Participant and (iv) bear interest at a rate, established by the Committee, not less than required to avoid the imputation of income under the Code. The Committee may forgive all or part of such loan on such terms as the Committee may determine, including but not limited to the achievement of one or more specific goals with respect to performance of the Corporation, a business unit (which may but need not be a Subsidiary) of the Corporation or the Participant over a specified period of time.

f. Performance Compensation Awards.

(i) The Committee may, at the time of grant of an Award (other than an Option or SAR) designate such Award as a Performance Compensation Award in order that such Award constitute qualified performance-based compensation under Code Section 162(m); provided, however, that no Performance Compensation Award may be granted to an Employee who on the date of grant is a leased employee of, or a consultant to, the Corporation or a Subsidiary. With respect to each such Performance Compensation Award, the Committee shall (on or before the 90th day of the applicable Performance Period), establish, in writing, a Performance Period, Performance Measure(s), Performance Goal(s) and Performance Formula(s). Once established for a Performance Period, such items shall not be amended or otherwise modified if and to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified performance-based compensation under Code Section 162(m).

(ii) A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Goal(s) for that Award are achieved and the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall review and determine whether, and to what extent, the Performance Goal(s) for the Performance Period have been achieved and, if so, determine the amount of the Performance Compensation Award earned by the Participant for such Performance Period based upon such Participant’s Performance Formula. The Committee shall then determine the actual amount of the Performance Compensation Award to be paid to the Participant and, in so doing, may in its sole discretion decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance. The maximum Performance Compensation Award for any one Participant for any one Performance Period shall be determined in accordance with Sections 4(d) and 5(b), as applicable.

g. Deferrals. The Committee may require or permit Participants to defer the issuance or vesting of shares of Stock or the settlement of Awards under such rules and procedures as it may establish under the Plan. The Committee may also provide that deferred settlements include the payment of, or crediting of interest on, the deferral amounts or the payment or crediting of Dividend Equivalents on deferred settlements in shares of Stock. Notwithstanding the foregoing, no deferral will be permitted if it will result in the Plan becoming an “employee pension benefit plan” under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is not otherwise exempt under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

Section 5: Stock Available under Plan

a. Subject to the adjustment provisions of Section 9, the number of shares of Stock which may be delivered upon exercise of Options or upon grant or in payment of other Awards under the Plan shall not exceed ~~16~~24 million, and the number of those shares which may be delivered upon grant or in payment of all Awards other than Options and SARs shall not exceed 12 million. In addition, (i) no more than ~~1~~4 million shares of Stock shall be granted in the form of Restricted Stock; (ii) Stock Purchase Awards shall be granted with respect to no more than 5 million shares of Stock; and (iii) SARs shall be granted with respect to no more than 100,000 shares of Stock. For purposes of applying the limitations provided in this Section 5(a), all shares of Stock with respect to the unexercised, undistributed or unearned portion of any terminated or forfeited Award shall be available for further Awards.

b. Subject to the adjustment provisions of Section 9, no single Participant shall receive, in any fiscal year of the Corporation, Awards in the form of (i) Options with respect to more than that number of shares of Stock determined by subtracting from 2,500,000 the number of shares of Stock with respect to which Options or options to purchase Stock under any other plan of the Corporation or a Subsidiary have been granted to such Participant during the immediately preceding four fiscal years of the Corporation; (ii) Restricted Stock for more than that number of shares of Stock determined by subtracting from ~~250,000~~1,000,000 the number of shares of Stock granted as Restricted Stock or as restricted stock under any other plan or program of the Corporation or a Subsidiary to such Participant during the immediately preceding four fiscal years of the Corporation; and (iii) a Stock Purchase Award with respect to more than that number of shares of Stock determined by subtracting from 1,000,000 the number of shares of Stock with respect to which Stock Purchase Awards have been granted to such Participant during the immediately preceding four fiscal years of the Corporation.

c. The Stock that may be delivered on grant, exercise or settlement of an Award under the Plan may be reacquired shares held in treasury or authorized but unissued shares; provided, however, that unless otherwise determined by the Committee, shares of Stock which may be granted as Restricted Stock shall consist only of reacquired shares.

Section 6: Award Agreements

      Each Award under the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall set forth the terms and conditions applicable to the Award, including but not limited to provisions for (i) the time at which the Award becomes exercisable or otherwise vests; (ii) the treatment of the Award in the event of the termination of a Participant’s status as an Employee and (iii) any special provisions applicable in the event of an occurrence of a Change in Control, as determined by the Committee consistent with the provisions of the Plan.

Section 7: Amendment and Termination

      The Board of Directors may at any time amend, suspend or terminate the Plan, in whole or in part; provided, however, that ~~no such action shall be effective~~, without the approval of the shareowners of the Corporation, no such action shall (i) increase the number of shares of Stock available for Awards as set forth in Section 5 (other than adjustments pursuant to Section 9); or (ii) materially increase the benefits accruing to Participants under the Plan or otherwise make any material revision to the Plan, or otherwise be effective to the extent that such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan, including applicable requirements of the New York Stock Exchange; and provided, further, that subject to Section 9, no such action shall impair the rights of any holder of an Award without the holder’s consent. The Committee may, subject to the Plan, at any time alter or amend any or all Award Agreements to the extent permitted by applicable law; provided, however, that subject to Section 9, no such alteration or amendment shall impair the rights of any holder of an Award without the holder’s consent. Notwithstanding the foregoing, neither the Board of Directors nor the Committee shall (except pursuant to Section 9) amend the Plan or any Award Agreement to ~~increase the number of shares of Stock available for Awards as set forth in Section 5 or to~~ reprice any Option or SAR whose exercise price is above the then Fair Market Value of the Stock subject to the Award, whether by decreasing the exercise price, canceling the Award and granting a substitute Award, or otherwise.

Section 8: Administration

a. The Plan and all Awards shall be administered by the Committee. The members of the Committee shall be designated by the Board of Directors from among its members who are not eligible for Awards under the Plan.

b. Any member of the Committee who, at the time of any proposed grant of one or more Awards, is not both an “outside director” as defined for purposes of Code Section 162(m) and a “Non-Employee Director” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act shall abstain from and take no part in the Committee’s action on the proposed grant.

c. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Employees who receive, or who are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

d. The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

e. The Corporation shall pay all reasonable expenses of administering the Plan, including but not limited to the payment of professional fees.

f. It is the intent of the Corporation that this Plan and Awards hereunder satisfy, and be interpreted in a manner that satisfy, (i) in the case of Participants who are or may be Executive Officers, the applicable requirements of Rule 16b-3 under the Exchange Act, so that such persons will be entitled to the benefits of Rule 16b-3, or other exemptive rules under Section 16 of the Exchange Act, and will not be subjected to avoidable liability under Section 16(b) of the Exchange Act; and (ii) in the case of Performance Compensation Awards to Covered Employees, the applicable requirements of Code Section 162(m). If any provision of this Plan or of any Award Agreement would otherwise frustrate or conflict with the intent expressed in this Section 8(f), that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as to Executive Officers or Covered Employees, as applicable.

g. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

h. The Committee may delegate, and revoke the delegation of, all or any portion of its authority and powers to the Chief Executive Officer of the Corporation, except that the Committee may not delegate any discretionary authority with respect to substantive decisions or functions regarding the

Plan or Awards to the extent inconsistent with the intent expressed in Section 8(f) or to the extent prohibited by applicable law.

Section 9: Adjustment Provisions

a. In the event of any change in or affecting the outstanding shares of Stock by reason of a stock dividend or split, merger or consolidation (whether or not the Corporation is a surviving corporation), recapitalization, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make or take such amendments to the Plan and outstanding Awards and Award Agreements and such adjustments and actions thereunder as it deems appropriate, in its sole discretion, under the circumstances. Such amendments, adjustments and actions may include, but are not limited to, changes in the number of shares of Stock then remaining subject to the Plan, and the maximum number of shares that may be granted or delivered to any single Participant pursuant to the Plan, including those that are then covered by outstanding Awards, or accelerating the vesting of outstanding Awards.

b. The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the shareowners of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure of its business, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

Section 10: Miscellaneous

a. Nonassignability. Except as otherwise provided by the Committee, no Award shall be assignable or transferable except by will or by the laws of descent and distribution.

b. Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Corporation or a Subsidiary from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

c. Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is made available under the Plan, payments shall be made accordingly. Any such payment shall be a complete discharge of the liability hereunder.

d. Unfunded Plan. The Plan shall be unfunded. No provision of the Plan or any Award Agreement shall require the Corporation or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Corporation or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Corporation or a Subsidiary, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under generally applicable law.

e. Limits of Liability. Any liability of the Corporation or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Corporation or its Subsidiaries, nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

f. Rights of Employees. Status as an eligible Employee shall not be construed as a commitment that any Award shall be made under the Plan to such eligible Employee or to eligible Employees generally. Nothing contained in the Plan or in any Award Agreement shall confer upon any Employee or Participant any right to continue in the employ or other service of the Corporation or a Subsidiary or constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause. A transfer of an Employee from the Corporation to a Subsidiary, or vice versa, or from one Subsidiary to another, and a leave of absence, duly authorized by the Corporation, shall not be deemed a termination of employment or other service.

g. Rights as a Shareowner. A Participant shall have no rights as a shareowner with respect to any Stock covered by an Award until the date the Participant becomes the holder of record thereof. Except as provided in Section 9, no adjustment shall be made for dividends or other rights, unless the Award Agreement specifically requires such adjustment.

h. Withholding. Applicable taxes, to the extent required by law, shall be withheld in respect of all Awards. A Participant may satisfy the withholding obligation by paying the amount of any taxes in cash or, with the approval of the Committee, shares of Stock may be delivered to the Corporation or deducted from the payment to satisfy the obligation in full or in part. The amount of the withholding and the number of shares of Stock to be paid or deducted in satisfaction of the withholding requirement shall be determined by the Committee with reference to the Fair Market Value of the Stock when the withholding is required to be made; provided, however, that the amount of withholding to be paid in respect of Options exercised through the cashless method in which all shares of Stock for which the Options are exercised are immediately sold shall be determined by reference to the price at which said shares are sold. The Corporation shall have no obligation to deliver any Stock pursuant to the grant or settlement of any Award until it has been reimbursed for all required withholding taxes.

i. Section Headings. The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

j. Construction. In interpreting the Plan, the masculine gender shall include the feminine, the neuter gender shall include the masculine or feminine, and the singular shall include the plural unless the context clearly indicates otherwise. Any reference to a statutory provision or a rule under a statute shall be deemed a reference to that provision or any successor provision unless the context clearly indicates otherwise.

k. Invalidity. If any term or provision contained herein or in any Award Agreement shall to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part thereof.

l. Applicable Law. The Plan, the Award Agreements and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

m. Compliance with Laws. Notwithstanding anything contained herein or in any Award Agreement to the contrary, the Corporation shall not be required to sell, issue or deliver shares of Stock hereunder or thereunder if the sale, issuance or delivery thereof would constitute a violation by the Participant or the Corporation of any provisions of any law or regulation of any governmental authority or any national securities exchange; and as a condition of any sale or issuance the Corporation may require such agreements or undertakings, if any, as the Corporation may deem necessary or advisable to assure compliance with any such law or regulation.

n. Supplementary Plans. The Committee may authorize Supplementary Plans applicable to Employees subject to the tax laws of one or more countries other than the United States and providing for the grant of Non-Qualified Stock Options, SARs or Restricted Stock to such Employees on terms and conditions, consistent with the Plan, determined by the Committee which may differ from the terms and conditions of other Awards in those forms pursuant to the Plan for the purpose of complying with the conditions for qualification of Awards for favorable treatment under foreign tax laws. Notwithstanding any other provision hereof, Options granted under any Supplementary Plan shall include provisions that conform with Sections 4(a)(i), (ii) and (iii); SARs granted under any Supplementary Plan shall include provisions that conform with Section 4(b); and Restricted Stock granted under any Supplementary Plan shall include provisions that conform with Section 4(c).

o. Effective Date and Term. The Plan was adopted by the Board of Directors effective as of December 1, 1999, subject to approval by the Corporation’s shareowners. The Committee may grant Awards prior to shareowner approval; provided, however, that Awards granted prior to such shareowner approval shall be automatically canceled if shareowner approval is not obtained on or before November 30, 2000; and provided, further, that no Award may be exercisable and no shares of Stock shall be delivered pursuant to the Plan prior to the date shareowner approval is obtained. The Plan shall remain in effect until all Awards under the Plan have been exercised or terminated under the terms of the Plan and applicable Award Agreements; provided, however, that Awards under the Plan may be granted only within ten (10) years from the effective date of the Plan.

ADMISSION TO THE 2004 ANNUAL MEETING

      An admission card (or other proof of stock ownership) will be required for admission to the Annual Meeting of Shareowners to be held in Milwaukee, Wisconsin on February 4, 2004. If you plan to attend the Annual Meeting, please be sure to request an admittance card by:

•	marking the appropriate box on the proxy card and mailing the card using the enclosed envelope;

•	indicating your desire to attend the meeting through the Corporation’s Internet voting procedure; or

•	calling the Corporation’s Shareowner Relations line at 414-212-5300.

      An admission card will be mailed to you if:

•	your Rockwell Automation shares are registered in your name; or

•	your Rockwell Automation shares are held in the name of a broker or other nominee and you provide written evidence of your stock ownership as of the December 8, 2003 record date, such as a brokerage statement or letter from your broker.

      Your admission card will serve as verification of your ownership.

ROCKWELL AUTOMATION, INC.
ANNUAL MEETING OF SHAREOWNERS WEDNESDAY, FEBRUARY 4, 2004 10:00 AM CT
THE PFISTER HOTEL 424 EAST WISCONSIN AVENUE MILWAUKEE, WISCONSIN
YOUR VOTE IS IMPORTANT! YOU CAN VOTE BY INTERNET, TELEPHONE OR MAIL. SEE THE INSTRUCTIONS ON THE OTHER SIDE OF THIS DIRECTION CARD.
IF YOU DID NOT RECEIVE PAPER COPIES OF ROCKWELL AUTOMATION’S PROXY STATEMENT AND ANNUAL REPORT BECAUSE YOU CONSENTED TO VIEW THEM ON THE INTERNET, GO TO THE FOLLOWING INTERNET ADDRESSES:
PROXY STATEMENT: http://www.rockwellautomation.com/invrelations/pdfs/2004_proxy.pdf ANNUAL REPORT: http://www.rockwellautomation.com/invrelations/pdfs/AR2003.pdf
~ ~ DIRECTION CARD ROCKWELL AUTOMATION, INC. ROCKWELL AUTOMATION SAVINGS PLANS ROCKWELL COLLINS SAVINGS PLANS AND UNITED SPACE ALLIANCE EMPLOYEE STOCK PURCHASE PLAN TO: WELLS FARGO BANK, N.A., TRUSTEE, FIDELITY MANAGEMENT TRUST COMPANY, TRUSTEE AND COMPUTERSHARE TRUST COMPANY, TRUSTEE
You are hereby directed to vote, with respect to the proposals listed on the other side of this Direction Card, the number of shares of Rockwell Automation capital stock held for my account in the savings plans of Rockwell Automation, Inc. (Rockwell Automation Retirement Savings Plan for Salaried Employees, Rockwell Automation Retirement Savings Plan for Hourly Employees, Rockwell Automation Savings and Investment Plan for Represented Hourly Employees, Rockwell Automation Retirement Savings Plan for Represented Hourly Employees and Rockwell Automation Retirement Savings Plan for Certain Employees), the savings plans of Rockwell Collins, Inc. (Rockwell Collins Retirement Savings Plan for Salaried Employees, Rockwell Collins Retirement Savings Plan for Hourly Employees and Rockwell Collins Retirement Savings Plan for Bargaining Unit Employees) and/or the United Space Alliance Employee Stock Purchase Plan at the Annual Meeting of Shareowners of Rockwell Automation, Inc. to be held at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on February 4,2004,and at any postponement or adjournment thereof, as follows: TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, CHECK THE BOXES “FOR” EACH PROPOSAL LISTED, THEN SIGN, DATE AND RETURN THIS CARD BY JANUARY 31, 2004. (continued and to be dated and signed on the other side)

Automation
C/O WELLS FARGO INSTITUTIONAL TRUST 707 WILSHIRE BOULEVARD 10th FLOOR, MA C €2818-101 LOS ANGELES, CA 90017
AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717 VOTE BY INTERNET OR TELEPHONE OR MAIL 24 HOURS A DAY-7 DAYS A WEEK YOUR VOTE IS IMPORTANT INTERNET: http:/www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 1, 2004. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. OR TELEPHONE 1-800-690-6903 (For US Shareowners Only) Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 1, 2004. Have your proxy card in hand when you call and then follow the instructions. OR MAIL: Mark, sign and date your direction card and return it in the enclosed postage-paid envelope provided or return it to Rockwell Automation, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717 by January 31, 2004. NOTE: If you transmit your voting instructions by Internet or telephone, you DO NOT NEED TO MAIL BACK your direction card. Your Internet or telephone instructions will authorize the trustee in the same manner as if you returned a signed direction card. THANK YOU FOR VOTING. 123,456,789,012.0000 0+I 000000000000 I
A/C
1234567890123456789
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: @ . . . . . . . . . . . . . . . . . . . . . . . . . . . . RCKAUJ. . . . . .KEEP THIS . . .PORTION FOR . . . .YOUR RECORDS. . .
DETACH AND RETURN THIS PORTION ONLY THIS DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED. ROCKWELL AUTOMATION, INC. IF NO SPECIFICATION IS MADE,THE TRUSTEE WILL VOTE 0 2 AS IT DEEMS PROPER. THE BOARD OF DIRECTORS RECOMMENDS A VOTE“ FOR EACH OF THE FOLLOWING:
(A) Election of directors: Nominees: 01) D.H. Davis, Jr. 02) W.H. Gray, III 03) W.T. McCormick, Jr.
04) K.D. Nosbusch
Vote On Proposals For Against Abstain (B) Approve the selection of auditors: 0 0 0
(C) Approve the 2000 Long-Term Incentives 0 0 0 Plan, as amended:
In its discretion, the trustee is authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
Yes No
Please indicate if you plan to attend this meeting 0 0 We will send you an admittance card.
00 0 0 0 0 0 0 0 0 3 7 5 8 0 9 8 8 2 8 8 2 1 For Withhold For All To withhold authority to vote for any individual
Except nominee, mark “For All Except” and write that nominee’s number on the line below.
0 0 0
Please sign this proxy as your name appears on the Corporation’s corporate records. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.
AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717 I
r — — — r 123,456,789,012773903699~~ 1 I 1 P85788 I I I 49
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ROCKWELL AUTOMATION, INC.
ANNUAL MEETING OF SHAREOWNERS WEDNESDAY, FEBRUARY 4, 2004 10:00 AM CT
THE PFISTER HOTEL 424 EAST WISCONSIN AVENUE MILWAUKEE, WISCONSIN
YOUR VOTE IS IMPORTANT! YOU CAN VOTE BY INTERNET, TELEPHONE OR MAIL. SEE THE INSTRUCTIONS ON THE OTHER SIDE OF THIS PROXY CARD.
IF YOU DID NOT RECEIVE PAPER COPIES OF ROCKWELL AUTOMATION’S PROXY STATEMENT AND ANNUAL REPORT BECAUSE YOU CONSENTED TO VIEW THEM ON THE INTERNET, GO TO THE FOLLOWING INTERNET ADDRESSES:
PROXY STATEMENT: http://www.rockwellautomation.com/invrelations/pdfs/2004~proxy.pdf ANNUAL REPORT: http://www.rockwellautomation.com/invrelations/pdfs/AR2003.pdf
PROXY FOLD AND DETACH HERE ROCKWELL AUTOMATION, INC. SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints D.H. Davis, Jr., W.T. McCormick, Jr. and W.J. Calise, Jr., jointly and severally, proxies, with full power of substitution, to vote shares of capital stock which the undersigned is entitled to vote at the Annual Meeting of Shareowners to be held at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on February 4,2004 or any postponement or adjournment thereof. SUCH PROXIES ARE DIRECTED TO VOTE AS SPECIFIED OR, IF NO SPECIFICATION IS MADE, “FOR“THE ELECTION OF THE FOUR NOMINEES PROPOSED FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING AT THE ANNUAL MEETING IN 2007, “FOR” PROPOSAL (B) AND “FOR” PROPOSAL (C), AND TO VOTE IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN AND DATE; NO BOXES NEED TO BE CHECKED.
I Comments: I
(If you noted any comments above, please mark corresponding box on other side.)
(continued and to be dated and signed on the other side)

Automation
ROCKWELL AUTOMATION, INC. 777 E. WISCONSIN AVE., SUITE 1400 MILWAUKEE, WI 53202
AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717 VOTE BY INTERNET OR TELEPHONE OR MAIL 24 HOURS A DAY-7 DAYS A WEEK YOUR VOTE IS IMPORTANT INTERNET: http://www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 1159 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. OR TELEPHONE 1-800-690-6903 (For US Shareowners Only) Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. OR MAIL: Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope provided or return it to Rockwell Automation, Inc.,c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. NOTE: If you transmit your voting instructions by Internet or telephone, you DO NOT NEED TO MAIL BACK your proxy card. Your Internet or telephone instructions will authorize the named proxies in the same manner as if you returned a signed proxy card. THANK YOU FOR VOTING.
123,456,789,012.00000-)I 000000000000 j A/C 1234567890123456789 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: @

- — - — — - — - RCKAUI- — - - - — KEEP — - -THIS PORTION FOR YOUR RECORDS- DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ROCKWELL AUTOMATION, INC. IF NO SPECIFICATION IS MADE, THIS PROXY SHALL BE VOTED“FOR“THE PROPOSALS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR EACH OF THE FOLLOWING: 02
(A) Election of directors: Nominees: 01) D.H.
Davis, Jr. 02)W.H. Gray, 111 03) W.T. McCormick, Jr 04) K.D. Nosbusch
Vote On Proposals For Against Abstain (B) Approve the selection of auditors: 0 0 0
(C) Approve the 2000 Long-Term Incentives 0 0 0 Plan, as amended:
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
For comments, please check this box and write on the back where indicated. 0 Yes No
Please indicate if you plan to attend this meeting 0 0 We will send you an admittance card.
00 0 0 0 0 0 0 0 0 3 7 5 8 0 9 8 8 2 8 8 2 1 For Withhold For All To withhold authority to vote for any individual
Except nominee, mark “For All Except” and write that nominee’s number on the line below.
0 0 0
Please sign this proxy as your name appears on the Corporation’s corporate records. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.
AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, MY 11717 I
I 123,456,789,012773903109 1 , , P85788 I I I 73
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date